UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No. ___)
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MOLINA HEALTHCARE, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2021 Annual Meeting of Stockholders
and
Proxy Statement

YOUR VOTE IS IMPORTANT TO US!
Please vote by using the internet, the telephone, or by
signing, dating, and returning your proxy card.

Notice of 2021 Annual Meeting of Stockholders

Date and Time Thursday, May 6, 2021 10:00 a.m., Eastern time	Location Meeting will be held live via the internet - to attend please visit www.virtualshareholdermeeting.com/MOH2021
Please take notice that the 2021 annual meeting of stockholders (the “Annual Meeting”) of Molina Healthcare, Inc. will be held via the internet and will be a completely "virtual meeting" of stockholders. You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MOH2021. Prior to the Annual Meeting, you will be able to vote on the proposals being submitted to vote at the Annual Meeting at www.proxyvote.com.
Items to be Voted On

1	To elect three Class I and three Class III directors to hold office until the 2022 annual meeting.

2	To consider and approve, on a non-binding advisory basis, the compensation of our named executive officers.

3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

4	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Voting
We hope that you will participate in the Annual Meeting. In all cases, have your proxy card available when you start the voting process.

By internet prior to the meeting	By toll-free telephone
www.proxyvote.com	1-800-690-6903

By mail	By internet
Follow instructions on your proxy card	At the Annual Meeting
Record Date
The Board of Directors has fixed the close of business on March 9, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote, at the annual meeting and at any continuation, adjournment, or postponement thereof. This notice and the accompanying proxy statement are being mailed or transmitted on or about March 22, 2021 to the Company’s stockholders of record as of March 9, 2021.

March 22, 2021	By Order of the Board of Directors

Dale B. Wolf
Chairman of the Board

ABOUT MOLINA HEALTHCARE
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed healthcare services under the Medicaid and Medicare programs, and through the state insurance marketplaces (the “Marketplace”). Through our locally operated health plans in 15 states, we served approximately 4.0 million members as of December 31, 2020. In addition, in connection with our acquisition of Magellan Complete Care on December 31, 2020, we added approximately 200,000 members, and now operate health plans in 18 states. These health plans are generally operated by our respective wholly owned subsidiaries in those states, and licensed as health maintenance organizations.
Our Mission
We improve the health and lives of our members by delivering high-quality healthcare.
Our Vision
We will distinguish ourselves as the low cost, most effective and reliable health plan delivering government-sponsored care.
2020 Performance
In 2020, in the midst of a global pandemic, we earned $11.23 per share on total revenue of $19.4 billion, and our closing stock price increased from $135.69 to $212.68, and increase during the year of 57%.

	2020	2019
	(Dollars in millions, except per-share amounts)

Premium Revenue	$18,299	$16,208
Total Revenue	$19,423	$16,829
Medical Care Ratio (“MCR”) (1)	86.5%	85.8%
After-Tax Margin (2)	3.5%	4.4%
Net Income per Diluted Share	$11.23	$11.47
_______________________
(1)Medical care ratio represents medical care costs as a percentage of premium revenue.
(2)After-tax margin represents net income as a percentage of total revenue.
2020 Executive Summary
In 2020, we drove strong operating performance in a challenging COVID-19 pandemic environment, particularly in the following areas:
COVID-19 Response
•Operated remotely for majority of the year in unprecedented pandemic environment;
•Effected transition of our 10,000 employee workforce to work-from-home status while maintaining or improving operating metrics, and achieving top decile financial performance for each of total stockholder return, growth, and profitability;
Molina Healthcare, Inc. 2021 Proxy Statement | 1

•Addressed workforce hardships by implementing assistance programs, including dependent-care and other stipends, and a short-term incentive program for eligible non-executive employees; and
•Did not reduce workforce.
Growth and Strategic Achievements Related to Health Plan Portfolio
•Announced health plan acquisitions, including Magellan Complete Care (in Arizona, Florida, Massachusetts, New York, Virginia and Wisconsin), Affinity (in New York), and Passport (in Kentucky), representing annualized aggregate premium revenues exceeding $6 billion;
•Closed on acquisitions of Magellan Complete Care, Passport, and YourCare (in New York);
•Established a dedicated integration management function to help ensure that we achieve the expected business results with our acquisitions;
•Exited Puerto Rico operations without financial hardship; and
•Won the Medicaid contract request for proposal (“RFP”) in Kentucky, and successfully protested the outcome of the Medicaid RFP awards for certain regions of Texas, preserving our Medicaid membership in that state.
Other Notable Achievements
•Organized, announced, and initially funded the “MolinaCares” Molina Healthcare Charitable Foundation, an independent charitable organization;
•Drove over 20% improvement in annual survey of employee engagement;
•Completed capital structure overhaul with the issuance of two high-yield senior notes amounting to approximately $1.5 billion, in the aggregate, and increased credit facility capacity to $1 billion; and
•Further bolstered senior and middle management talent.
Business Strategy
Our growth strategy continues to be anchored by our capital allocation priorities: first, organic growth of our core businesses; second, inorganic growth through accretive acquisitions; and third, programmatically returning excess capital to shareholders, for example, in the form of targeted share repurchase programs. The key capabilities that enable our growth strategy include:
Low Cost: We provide low-cost health plans to our state customers for Medicaid, and to our members in the MMP and Marketplace programs.
High Quality and Appropriate Access to Care: We provide our members effective and appropriate access to care at the right time and in the right setting.
Reliable Service and Seamless Experience: We offer our state customers, members, and providers reliable service and a seamless experience.
Superior Stock Price Performance
Since November 2017, when the Board of Directors of the Company hired Joseph M. Zubretsky as the Company’s new president and chief executive officer, the Company’s total stockholders return has significantly outperformed that of both the Standard & Poor’s Corporation Composite 500 Index (“S&P 500”) and the Company’s peer group index.
The following line graph compares the percentage change in the cumulative total stockholders return on our common stock against the S&P 500 and the Company’s peer group index for the period from January 1, 2017 to January 1, 2021. The comparison assumes $100 was invested on January 1, 2017, in our common stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph represents historical stock performance and is not necessarily indicative of future stock price performance.
The peer group index consists of our peer group used for the 2021 compensation study for our named executive officers, as follows: Acadia Healthcare Company, Inc., Anthem Inc., Centene Corporation, Cigna Corporation, Community Health Systems, Inc., HCA Healthcare, Inc., Humana Inc., Laboratory Corporation of America Holdings, Magellan Health, Inc., Quest Diagnostics Incorporated, Tenet Healthcare Corporation, and Universal Health Services, Inc.
Molina Healthcare, Inc. 2021 Proxy Statement | 2

450
400
350
300
250
200
150
100
50
0
Joseph Zubretsky hired as CEO/President
1/1/2017
4/1/2017
7/1/2017
10/1/2017
1/1/2018
4/1/2018
7/1/2018
10/1/2018
1/1/2019
4/1/2019
7/1/2019
10/1/2019
1/1/2020
4/1/2020
7/1/2020
10/1/2020
1/1/2021
MOH
Peer Group
S&P 500

Matters for Stockholder Voting
At this year’s annual meeting, we are asking our stockholders to vote on the following three matters:

Proposal	Board Vote Recommendation
To elect three Class I and three Class III directors to hold office until the 2022 annual meeting.	FOR
To consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.	FOR
Election of Directors
You are being asked to vote for three Class I directors (Dr. Stephen H. Lockhart, Daniel Cooperman, Richard M. Schapiro) and three Class III directors (Ronna E. Romney, Dale B. Wolf, and Joseph M. Zubretsky), each for a one-year term expiring in 2022. This proposal requires for each nominee the affirmative vote of a majority of votes cast at the annual meeting.
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Proxy Statement
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Molina Healthcare, Inc. (“Board” or “Board of Directors”) for the annual meeting to be held on Thursday, May 6, 2021, at 10:00 a.m. Eastern time. Please review this proxy statement in its entirety and the Company’s 2020 Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”) before voting. In this proxy statement, we may refer to Molina Healthcare, Inc. as the “Company,” “Molina Healthcare,” “our,” or “we”.
Proposal 1 - Election of Directors
Our Board of Directors is currently divided into three classes, designated as Class I, Class II, and Class III, with each class currently having three Board seats. On the recommendation of the Board, at the Company’s 2019 annual meeting of stockholders, the Company’s stockholders voted to eliminate the classification of the Board over a three-year period beginning at the 2020 annual meeting of stockholders, and provide for the annual election of all directors beginning at the 2022 annual meeting of stockholders. Thus, beginning with the 2020 election, the classified Board began “rolling off” in stages over the course of 2020 and 2021. For 2021, the six Class I and Class III directors are subject to election to only a one-year term expiring at the 2022 annual meeting of stockholders. From and after the Company’s 2022 annual meeting of stockholders next year, the Board will no longer be divided into classes, and all nine directors will be elected for a one-year term expiring at the annual meeting of stockholders following the meeting at which they were elected.
All directors shall serve until the expiration of their respective terms and until their respective successors are elected and qualified, or until such director’s earlier resignation, removal from office, death, or incapacity.
Under our bylaws, each director nominee receiving a majority of the votes cast at the meeting at which a quorum is present will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, that director will continue to serve as a “holdover director” until a successor is qualified and elected. However, under our bylaws the holdover director would be required to tender his or her offer to resign to our corporate secretary promptly following certification of the election results. Within 90 days following certification of the election results, (i) the corporate governance and nominating committee will consider, and make a recommendation to the Board, as to whether to accept or reject the resignation, or whether other action should be taken, and (ii) the Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it. The holdover director would not participate in either the committee’s or the Board’s deliberations regarding that director’s offer to resign.
Currently, two of the incumbent Class I directors, Daniel Cooperman and Richard M. Schapiro, have been nominated by the Board, upon recommendation of the corporate governance and nominating committee, for re-election as Class I directors. The third incumbent Class I director, Garrey E. Carruthers, will be retiring and will not stand for re-election. The Board, upon recommendation of the corporate governance and nominating committee, has nominated Dr. Stephen H. Lockhart for election as a Class I director. Additionally, the Board, upon recommendation of the corporate governance and nominating committee, has nominated Ronna E. Romney, Dale B. Wolf, and Joseph M. Zubretsky for re-election as Class III directors. All of the Class I and Class III directors will be elected for a one-year term expiring at the annual meeting of stockholders in 2023.
The Board believes that each of the three Class I and three Class III director nominees possesses the requisite qualifications, skills, experience, and expertise to oversee and to provide strategic counsel and advice to the Company. In addition, each of the three Class I and three Class III director nominees, except Mr. Zubretsky, the Company’s president and chief executive officer, meet the independence standards contained in the New York Stock Exchange (“NYSE”) corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines. For a summary of the director nominees, including their respective qualifications, skills, and experience, please see the information below provided under the captions, “Business Experience” and “Skills and Qualifications,” next to each director nominee’s name.
Proxies can only be voted for the six named director nominees.
In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE.
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Information About Director Nominees
Class I and Class III Director Nominees for 2021

Dr. Stephen H. Lockhart, M.D., Ph.D.
Business Experience
•Served as senior vice president and chief medical officer for Sutter Health Network, a not-for-profit system of hospitals, physician organizations and research institutions in Northern California, from 2015 to 2021
•From 2010 to 2015, served as Sutter Health Network’s regional chief medical officer for the East Bay Region
•From 2008 to 2010, served as chief administrative officer at the St. Luke’s campus of Sutter’s California Pacific Medical Center (CPMC)
•From 2003 to 2008, served as medical administrative director of surgical services at CPMC, where he had a practice for 20 years.
•Serves on the boards of the ECRI Institute, Recreational Equipment, Inc., the David and Lucile Packard Foundation, and is chairman of Parks California – a new statewide nonprofit dedicated to supporting California's parks and public lands
•Named in 2017 to Governor Brown’s Advisory Committee on Precision Medicine as part of California’s continued effort to use advanced computing and technology to better understand, treat, and prevent disease
•Board-certified anesthesiologist
•Holds a Master’s in economics from Oxford University, 1979
•Holds M.D. and Ph.D. degrees from Cornell University, 1984/1985
•Self identifies as African-American
•None of the entities where Dr. Lockhart was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Dr. Lockhart has extensive healthcare industry experience, having held several leadership positions, including as chief medical officer and chief administrator officer, with responsibilities for quality, patient safety, research, and education. Dr. Lockhart has a passion for furthering equitable health outcomes in the healthcare system, and during his career tenure he has spearheaded the design and implementation health equity programs.

Former Senior Vice President & Chief Medical Officer, Sutter Health Network (Retired)
Age: 62
Director Nominee: (Class I)

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Mr. Daniel Cooperman
Business Experience
•Chairman of the audit committee and member of the Board of Directors of Zoox, Inc., a private robotics company developing a self-driving vehicle, since 2015
•Member of the Board of Directors of Legalzoom.com, Inc. from 2012 until its change of control in 2014
•Member, Board of Advisers, Text IQ, a private company utilizing artificial intelligence to identify sensitive information, since 2017
•Member of the Board of Directors of Nanoscale Components Inc., a lithium ion technology company, since 2012
•Ex-Chairman and member of the Board of Directors of Second Harvest Food Bank of Silicon Valley, from 2010 to 2018
•Member of the Board of Directors of Liffey Thames Group, LLC dba Discovia, a legal services company, from 2011 to 2017
•Member, Board of Advisors, Markkula Center for Applied Ethics at Santa Clara University, since 2019
•Of Counsel, Bingham McCutchen, LLP (from 2010 to 2014) and Of Counsel, DLA Piper LLP (from 2014 to 2016), both global law firms
•Senior Vice President, Secretary, and General Counsel of Apple Inc. from 2007 to 2009
•Senior Vice President, Secretary, and General Counsel of Oracle Corporation from 1997 to 2007
•Fellow, Arthur and Toni Rembe Rock Center for Corporate Governance, Stanford Law School and Graduate School of Business since 2012
•Juris Doctorate, Stanford Law School
•MBA, Stanford Graduate School of Business
•Graduated Dartmouth College, summa cum laude, with an A.B. in Economics with highest distinction
•None of the entities where Mr. Cooperman was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Cooperman has extensive legal and corporate governance experience, having served as general counsel of both Apple, Inc. and Oracle Corporation. Mr. Cooperman has also served as Of Counsel at two international law firms focusing on corporate and transactional matters, corporate governance, and board of director issues. Mr. Cooperman’s long legal career and his extensive legal, compliance and risk management experience provide an invaluable background for his service on the Board and as chairman of the Company’s corporate governance and nominating committee. Further, Mr. Cooperman has extensive past and current Board experience, having advised and served on the boards of a number of companies and trade associations.

Former General Counsel, Oracle Corporation and Apple, Inc.
Age: 70
Director Since: 2013 (Class I)
Board Committees:
•Corporate Governance & Nominating (Chair) •Compliance and Quality

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Mr. Richard M. Schapiro
Business Experience
•In 2018, Mr. Schapiro achieved Board Leadership Fellow status, completed the NACD/ Carnegie Mellon Cyber-Security Course and was selected for inclusion in the 2018 NACD Directorship100, recognizing individual directors who serve as role models promoting exemplary Board leadership, oversight, and courage in the boardroom
•Since April 2015, served as Chief Executive Officer of SchapiroCo LLC
•Since January 2017, served as an independent director for Transamerica Corporation, a wholly-owned subsidiary of Aegon NV, including as chair of its compensation committee since November 2018 and member of its audit committee since January 2017, and from April 2015 to January 2017, served as independent director for Transamerica Financial Life Insurance Company
•JD/MBA with 35 years of investment banking experience as a trusted advisor in the healthcare and financial services sectors principally at Salomon Brothers and Bank of America Merrill Lynch (retired 2014)
•Bachelor of Science Degree in Accounting from Case Western Reserve University, 1977
•Master’s Degree in Business Administration from Bernard M. Baruch College, 1980
•Juris Doctorate from New York Law School, 1980
•None of the entities where Mr. Schapiro was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Schapiro is a former investment and corporate banker with over thirty-five years of experience covering the financial services and healthcare sectors. Mr. Schapiro’s past experience as an investment banker positions him to assist management in matters related to capital structure, debt and equity financings and mergers and acquisitions. Mr. Schapiro advised the Company in connection with its 2003 IPO and subsequent follow-on offering, which gives him invaluable insight into the history and growth of the Company.

Chief Executive Officer, SchapiroCo LLC
Age: 65
Director Since: 2015 (Class I)
Board Committees:
•Compensation (Chair) •Audit •Finance

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Ms. Ronna E. Romney
Business Experience
•Has served as director for Park-Ohio Holdings Corp., a publicly traded logistics and manufacturing company, since 2001; Chairwoman of the Compensation Committee, and member of the Nominating and Corporate Governance Committee and Executive Committee
•Lead Director of Molina Healthcare, Inc. Board of Directors from 2003 to 2017
•Director of Molina Healthcare of Michigan from 1999 to 2004
•Candidate for the United States Senate in 1996 for the state of Michigan
•From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships
•From 1984 to 1992, served on the Republican National Committee for the state of Michigan
•From 1985 to 1989, appointed by President Ronald Reagan to serve as Chairwoman of the President’s Commission on White House Presidential Scholars
•From 1982 to 1985, appointed by President Ronald Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education
•Political and news commentator for radio and television from 1994 to 1996
•Honored as one of the NACD (National Association of Corporate Directors) Top 100 Directors for 2015
•Selected as one of WomenInc. Magazine’s 2019 Most Influential Corporate Board Directors
•Holds a B.A from the Oakland University, Rochester, Michigan
•None of the entities where Ms. Romney was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Ms. Romney’s political skills, along with her extensive Board and corporate governance experience and knowledge, enable her to serve an important role as Vice-Chair of the Board. Ms. Romney has been a director since the Company’s initial public offering, and her familiarity with the Company’s business and the managed care sector are invaluable to the Board. Ms. Romney has played a critical role in the Board as lead independent director from 2003 to 2017, when that position was eliminated and she became Vice-Chair. Ms. Romney also sits on the compensation and corporate governance and nominating committees.

Director, Park Ohio Holding Corporation
Age: 77
Director Since: 2003; Vice-Chair of the Board (Class III)
Board Committees:
•Compensation •Corporate Governance & Nominating

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Mr. Dale B. Wolf
Business Experience
•Served as President and Chief Executive Officer of Onecall Care Management from January 2016 to February 2019, and Executive Chairman from September 2015 to January 2016
•President and CEO, DBW Healthcare, Inc. from January 2014 to June 2018
•Executive Chairman, Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions, from December 2012 to July 2014
•Chief Executive Officer of Coventry Health Care, Inc. from 2005 to 2009
•Executive Vice President, Chief Financial Officer, and Treasurer of Coventry Health Care, Inc. from 1996 to 2005
•Member of the Board of Directors of EHealth, Inc. since August 2019
•Member of the Board of Directors of Adapt Healthcare since October 2019
•Member of the Board of Directors of Correctional Healthcare Companies, Inc. from December 2012 to July 2014
•Member of the Board of Directors of Coventry Healthcare, Inc. from January 2005 to April 2009
•Member of the Board of Directors of Catalyst Health Solutions, Inc. from 2003 to 2012
•Graduated Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors
•Completed MIT Sloan School Senior Executive Program
•Fellow in the Society of Actuaries since 1979
•None of the entities where Mr. Wolf was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Wolf is an experienced healthcare executive with visionary leadership skills. Mr. Wolf has served in multiple leadership roles, including chief executive officer and chief financial officer of Coventry Healthcare, a health insurer now owned by Aetna, and on the Board’s of several notable healthcare companies. Mr. Wolf’s extensive managerial and executive healthcare experience, as well as his familiarity with the managed care industry, render him an invaluable asset in helping to formulate and oversee the Company’s long-term business strategy.

Chairman of the Board, Molina Healthcare, Inc.
Age: 66
Director Since: 2013 (Class III)
Board Committees:
•Finance (Chair) •Corporate Governance & Nominating

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Joseph M. Zubretsky
Business Experience
•Has served as President and Chief Executive Officer of Molina Healthcare, Inc. since November 6, 2017
•President and Chief Executive Officer of The Hanover Group from June 2016 to October 2017
•Chief Executive Officer and Senior Executive Vice President of Healthagen, LLC, a subsidiary of Aetna, Inc., from January 2015 to October 2015
•Senior Executive Vice President of National Businesses of Aetna, Inc. from February 2013 to December 2014, Senior Executive Vice President and Chief Financial Officer from November 2010 to February 2013, Executive Vice President and Chief Financial Officer from March 2007 to November 2010, and Chief Enterprise Risk Officer from April 2007 to February 2013
•Senior Executive Vice President of Finance, Investments and Corporate Development of Unum Group from 2005 to 2007 and Interim Chief Financial Officer from 2006 to 2007
•Special Partner, Chief Investment Officer, and Chief Financial Officer at Brera Capital Partners from 1999 to 2005
•Executive Vice President of Business Development and Chief Financial Officer of MassMutual Financial Group from 1997 to 1999
•Member of the Boards of Directors of several companies, including The Hanover Group from 2016 to October 2017
•Certified Public Accountant (inactive)
•Holds a B.S. in Business Administration from University of Hartford, West Hartford, CT
•None of the entities where Mr. Zubrestsky was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Zubretsky has more than 35 years of experience as a senior executive in strategy, operating, and finance roles in some of the world’s top insurance and financial companies including Aetna, Inc. and The Hanover Group. Since joining the Company in November 2017, Mr. Zubretsky has successfully led the Company in its turnaround and margin sustainability plan, achieving a year-over-year turnaround in net income from 2017 to 2018 in excess of $1.2 billion, and an improvement in its after-tax margin from (2.6)% to 3.7%.

President and Chief Executive Officer, Molina Healthcare, Inc.
Age: 64
Director Since: 2017 (Class III)

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Information About Directors Continuing in Office
Directors Whose Terms Are Not Expiring In 2021

Barbara L. Brasier
Business Experience
•Has over 39 years of corporate finance and accounting experience
•Served as Chief Financial Officer for Herc Rentals Inc. from 2015 to 2018
•Served as Senior Vice President and Treasurer of Kraft Foods, Inc. from 2011 to 2012 and from 2009 to 2010 and Senior Vice President, Finance of Kraft Foods Europe from 2010 to 2011
•Served as Senior Vice President, Tax and Treasury for Mondelez International (successor to Kraft Foods, Inc.) from 2012 to 2015
•Served as Vice President and Treasurer at Ingersoll Rand, a diversified industrial company, from 2004 to 2008
•Served in a variety of corporate and business unit roles at Mead Corporation from 1984 to 2002, starting as general accountant and progressing to Director of Audit, divisional Chief Financial Officer, and divisional President. From 2002 to 2004, served as Treasurer of MeadWestvaco Corporation (successor to Mead Corporation)
•Began career in public accounting, working in audit and tax at Touche Ross & Co. (now Deloitte & Touche)
•Member of the Board of Directors of John Bean Technologies Corporation since 2019
•Member of the Board of Directors of Lancaster Colony Corporation since 2019
•Member of the Board of Directors of Henny Penny Corporation since 2020
•Holds a B.S. in accounting (summa cum laude) from Bowling Green State University
•Holds an MBA from University of Dayton
•Certified Public Accountant (inactive)
•None of the entities where Ms. Brasier was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Ms. Brasier has been a leader for a diverse portfolio of international public companies over her 39-year career in corporate finance and accounting, and has a broad and deep skill set, built from working in every facet of finance, as well as leading business operations. Ms. Brasier has experience managing large-scale change brought about by mergers, acquisitions, and transformative reorganizations, and has managed exceptional business challenges, frequently building teams and processes from scratch.

Retired Chief Financial Officer
Age: 62
Director Since: 2019 (Class II)
Board Committees:
•Audit (Financial Expert) •Compliance and Quality

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Mr. Steven J. Orlando
Business Experience
•Has over 40 years of business and corporate finance experience
•From 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company
•Served as Greater Sacramento Bancorp director and chairman of its audit committee from January 2009 to January 2015
•Served on multiple corporate Boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation
•Served as Chief Financial Officer for various companies from 1978 to 2000
•Practiced as Certified Public Accountant with Coopers & Lybrand CPAs from 1974 to 1977
•Holds a B.S. in accounting from the California State University, Sacramento
•Certified Public Accountant (inactive)
•None of the entities where Mr. Orlando was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Orlando’s extensive business, accounting, operations, and corporate finance experience with a wide range of companies gives him valuable and practical insights regarding the operational and financial issues confronting business enterprises. In addition, his service on multiple corporate Boards and audit committees, including those of a publicly traded financial institution and a Nasdaq-listed corporation, renders him well qualified to serve as the chairman of the audit committee, and to serve on multiple other committees of the Board.

Founder, Orlando Company
Age: 69
Director Since: 2005 (Class II)
Board Committees:
•Audit (Chair & Financial Expert) •Compensation •Finance

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Mr. Richard C. Zoretic
Business Experience
•Current Member of the Board of Directors of Babel Health, a software company offering risk adjustment solutions for government sponsored health plan businesses, since 2018
•Current Independent Director of Aveanna Healthcare, provider of pediatric care, since 2017
•Current member of the Board of Directors of Kepro, a medical management and cost containment solution provider, since 2018
•Former member of the Board of Directors of Landmark Health from 2014 to 2018; HealthSun Health Plans from 2016 to 2017; and, Eastern Virginia Medical School from 2011 to 2014
•Executive Vice President, WellPoint, Inc. and President of WellPoint’s Government Business Division, from 2013 to 2014
•Amerigroup Corporation, from 2003 to 2012, with positions including: Chief Operating Officer from 2007 to 2012; Executive Vice President, Health Plan Operations & Healthcare Delivery from 2005 to 2007; and Chief Marketing Officer from 2003 to 2005
•Management Consultant at Healthcare Practice, Deloitte Consulting from 2001 - 2003
•Executive Vice President at iSolutions, Workscape, Inc. from 2000 - 2001
•Various executive positions at United Health Group, from 1994 to 2000, including: President, Commercial Middle Market Business Segment from 1999 to 2000; Senior Vice President, Mid-Atlantic Operations from 1996 to 1999; and Senior Vice President, Corporate Sales & Marketing from 1994 to 1996
•Graduated Pennsylvania State University, with a B.S. in Finance
•None of the entities where Mr. Zoretic was previously employed is a parent, subsidiary, or other affiliate of the Company
Skills and Qualifications
Mr. Zoretic has more than 30 years of experience in the healthcare business field, with responsibilities ranging from company operations to business structuring. He has also served in several Board of Director positions for healthcare and health technology companies. Mr. Zoretic’s comprehensive business background, and extensive past and current Board experiences, provide an invaluable knowledge base for his service on the Board and as a member of the compliance and quality committee, and the Company’s audit committee.

Former Senior Executive at Amerigroup and WellPoint
Age: 62
Director Since: 2018 (Class II)
Board Committees:
•Audit •Compliance & Quality

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Additional Information About Directors
Summary of Director Qualifications, Skills, or Experience
Our directors have a diverse array of expertise and skills in a broad range of substantive areas as highlighted below.
Director Skills Highlights

Dr. Stephen H. Lockhart (director nominee)
•Significant senior leadership experience in healthcare industry, having held positions such as chief medical officer at Sutter Health Network and chief administrative officer at the St. Luke’s campus of Sutter’s California Pacific Medical Center, with responsibilities for quality, patient safety, research, and education.

Daniel Cooperman
• Valuable knowledge of legal and governance matters, having held positions as general counsel of Apple, Inc. and Oracle Corporation, and having served as Of Counsel at international law firms focusing on corporate and transactional matters and corporate governance, and having served on boards of various companies.
•Broad experience in information technology and cybersecurity.
•Valuable experience in enterprise risk management programs in various senior leadership roles.

Richard M. Schapiro
•Significant experience in finance, acquisitions, divestitures, and business restructuring, in the healthcare and financial services sectors, as former investment and corporate banker with various managing director positions with Bank of America Merrill Lynch’s Health Care Group, ING Baring Furman Selz, and Salomon Brothers Inc.
•Valuable knowledge of executive compensation, including as chair of the compensation committees of the Company and Transamerica Corporation.

Ronna E. Romney
•Valuable knowledge of governance matters gained as a director, including as the Company’s prior lead independent director and current Vice-Chair of the Board.
•Valuable knowledge of executive compensation, including prior compensation committee chair role.
•Extensive government affairs experience, having served in various political positions in presidential commissions, presidential national advisory council and the Republican state national committee for the State of Michigan.

Dale B. Wolf
•Significant senior leadership experience in healthcare industry, having held positions as chief executive officer, executive vice president, chief financial officer, and treasurer of Coventry Health Care, Inc., and president/chief executive officer of Onecall Care Management.
•Valuable experience in identifying and mitigating enterprise risks in various senior leadership roles.
•Significant board experience gained as serving as a director and former director of various other Boards.

Joseph W. Zubretsky
•Significant senior leadership experience in healthcare, insurance, and financial industries, as chief executive officer of the Company, The Hanover Group., and Healthagen, LLC, and chief financial officer, chief enterprise risk officer, and senior executive vice president of Aetna.
•Valuable experience in identifying and mitigating enterprise risks in various leadership roles.
•Significant financial experience, having held chief financial officer positions for various companies.

Barbara L. Brasier
•Extensive financial and accounting experience, having held senior leadership positions in such areas at Herc Rentals, Inc. and Kraft Foods.
•Valuable experience in identifying and mitigating enterprise risks in various leadership roles, including experience with mergers, acquisitions, and transformative reorganizations.
•Audit committee financial expertise.

Steven J. Orlando
•Extensive corporate, finance, and accounting experience, having served as chief financial officer for various companies and having operated his own financial management and business consulting practice.
•Audit committee financial expertise, including experience as audit committee chair.
•Valuable knowledge of governance matters gained as serving as a director of various other companies.

Richard C. Zoretic
•Significant senior leadership experience in healthcare industry, having held senior leadership positions with operations responsibility at WellPoint, Inc., Amerigroup Corporation, and United Health Group.
•Valuable experience in identifying and mitigating enterprise risks in various leadership roles.

Garrey E. Carruthers (will retire May 6, 2021)
•Extensive political skills and experience, having served as former governor of New Mexico and Assistant Secretary to the U.S. Department of Interior.
•Significant senior leadership experience in healthcare industry, as chief executive officer of Cimarron Health Plan, Inc., predecessor to Molina Healthcare of New Mexico, Inc.
•Valuable business knowledge and management experience, with prior positions as former New Mexico State University Chancellor and President.

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Independent Director Tenure
An extensive skills assessment is one of the main ways in which the Company’s governance policies aid in the maintenance of an effective Board.

The Board develops a skills matrix reflecting the Company’s strategic plan and maps our directors’ backgrounds and experience against these skills. The Board conducts an annual self-evaluation.
The tenure of our existing independent directors ranges from 2 years to 17 years. We believe the tenure of our independent directors provides the appropriate balance of continuity, expertise, and perspective to our Board, and is a strategic asset of the Company, all of which serves the best interests of our stockholders. To facilitate the addition of new directors to the Board, the Board approved 12-year term limits for independent directors elected for the first time to the Board beginning with the Company’s 2020 annual meeting of stockholders.
We believe that combining the refreshment, insights, and skills that come with new directors with the historical corporate knowledge of the longer-tenured directors has led to a Board that is both effective and works well together. In furtherance of that goal, the corporate governance and nominating committee, with input from the entire Board, performs periodic strategic evaluations of our directors’ skills, qualifications, and experience. In connection with such evaluations, and including the addition of Dr. Lockhart, we added four of our nine current directors to the Board since late 2017, and we have added eight of our nine current directors since 2013.
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Corporate Governance and Board of Directors Matters
The Board continually strives to pursue sound corporate governance policies and practices, to maintain high standards of ethical conduct, to report the Company’s financial results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern the Company’s business.
The Board’s standing committees operate pursuant to their respective written charters. The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, the compliance and quality committee, and the finance committee, as well as the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Related Person Transaction Policy, are available in the “Investors” section of the Company’s website, www.molinahealthcare.com, under the link “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Julie Trudell, Senior Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.
Corporate Governance and Nominating Committee Responsibilities
The corporate governance and nominating committee’s mandate is to develop and monitor corporate governance policies, and to identify qualified individuals for nomination to the Board of Directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and the Company’s Corporate Governance Guidelines.
The committee considers all qualified director candidates proposed by members of the Board of Directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, resume, and biographical information to the attention of the Corporate Secretary as described below under the heading, “Questions and Answers About our Annual Meeting — How can I present a proposal for next year’s annual meeting?” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration. As set forth in our bylaws, any stockholder or group of up to twenty (20) stockholders who have maintained continuous qualifying ownership of at least three percent (3%) of the shares of the Company's outstanding common stock for at least the previous three years also have the ability to submit director nominees for inclusion in the Company's proxy materials for its annual meeting of stockholders. No stockholder may be a member of more than one group for these purposes. The maximum number of candidates nominated by all eligible stockholders that the Company would be required to include in the Company's proxy materials, together with any nominees who were previously elected to the Board using proxy access during the preceding two annual meetings, is that number of directors constituting the greater of two or twenty percent (20%) of the total number of directors (rounded down to the nearest whole number) on the last day on which a nomination notice may be submitted to the Company. The deadline for submitting the nominee is set forth below in “Questions and Answers About our Annual Meeting — How can I present a proposal for next year’s annual meeting?”
Board Composition, Refreshment, and Term Limits
The Board and the corporate governance and nominating committee have made it a priority to ensure the Board is composed of directors who bring diverse viewpoints and perspectives, and who possess a multitude of skills, professional experience, and backgrounds. To facilitate the addition of new directors to the Board, the Board approved 12-year term limits for independent directors elected for the first time to the Board beginning with the Company’s 2020 annual meeting of stockholders. The Board and the corporate governance and nominating committee believe that new perspectives and ideas are critical to a forward-looking and strategic Board, as is the ability to benefit from the valuable experience and corporate familiarity that longer-serving directors bring. The Board believes that the continuity and the institutional familiarity of the directors with longer tenure were very valuable given the wholesale change in former senior management that took place in May 2017. The corporate governance and nominating committee desires to maintain an appropriate balance of tenure, turnover, diversity, and skills on the Board. The corporate governance and nominating committee focuses on this through an ongoing, year-round process, which includes the annual Board evaluation process described below under “Corporate Governance Guidelines - Board Evaluation Process.”
Board Membership Criteria
The Board and the corporate governance and nominating committee believe that, on the one hand, there are general qualifications that all directors must exhibit, and that, on the other hand, there are other key qualifications and experience that should be represented on the Board in some capacity but not necessarily by each director. The Board and the corporate governance and nominating committee require that each director be a person of high
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integrity with a proven record of success in his or her field and have the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Board and the Company. Each director must demonstrate familiarity with and respect for corporate governance requirements and sound corporate governance practices.
The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the Board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the Board.
Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the Board. The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors, and members of senior management.
For the 2021 annual meeting, the Company did not receive notice of any director nominations from its stockholders.
Board Diversity
Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the Board. As set forth in our Corporate Governance Guidelines, diversity may reflect gender, ethnicity, industry focus, and tenure on the Board so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, New York Stock Exchange listing standards, and the Company’s bylaws and other corporate governance documents. When recommending director nominees for election by stockholders, the Board and the corporate governance and nominating committee evaluate how the experience and skill set of each director nominee complements those of the other director nominees and sitting Board members to create a balanced Board with diverse viewpoints and extensive expertise.
Each director candidate contributes to the Board’s overall diversity by providing a variety of perspectives from his or her personal and professional experiences and backgrounds. The Board has two women directors, Barbara L. Brasier and Ronna E. Romney, and is nominating Dr. Stephen H. Lockhart, who self-identifies as African-American, for election to the Board. The Board is committed to continuing to consider diversity in evaluating the composition of the Board, and in the future anticipates nominating additional women and persons from underrepresented communities, including Latino candidates.
Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The guidelines are reviewed annually and revised as necessary. The guidelines outline the responsibilities, operations, qualifications, and composition of the Board. The guidelines provide that a majority of the members of the Board shall be independent.
Board Committees
The guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members and chairs are appointed by the Board upon recommendation of the corporate governance and nominating committee and are rotated from time to time in accordance with the Board’s judgment. The Board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.
Board and Committee Meetings
Meetings of the non-management directors are held as part of every regularly scheduled Board meeting and are presided over by the Chairman of the Board. Directors have full and free access to senior management and other employees of Molina Healthcare. Directors are expected to prepare for, attend, and participate in all Board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2020 annual meeting.
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Board Evaluation Process
The Board recognizes that a robust and constructive evaluation process is a critical component of good corporate governance and Board effectiveness. Through this process, directors provide feedback to assess Board and committee performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The corporate governance and nominating committee oversees the annual Board evaluation process focused on the performance of: (i) the Board, (ii) Board committees, and (iii) individual directors. As part of this process, the corporate governance and nominating committee establishes the procedures, which may vary from year to year, in advance of each year’s evaluation process, and which may also involve the engagement of an independent third party to conduct the Board evaluation. In addition, each committee conducts its own self-evaluation. The self-evaluation process is designed to elicit candid feedback regarding the areas where the Board and its committees could improve their effectiveness. In addition, the corporate governance and nominating committee regularly discusses Board composition and effectiveness.
Succession Planning
Reflecting the importance of succession planning, the Company’s Corporate Governance Guidelines provide that the Board in consultation with the chief executive officer shall analyze the current senior management, identify possible successors to management, and develop a succession plan. The succession plan includes policies and principles for chief executive officer selection and succession in the event of an emergency or the unavailability of the chief executive officer.
Director Continuing Education
New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. New directors participate in introductory meetings with the Company’s executive management and are provided materials and presentations on the Company’s strategic plan and key business issues, policies, and practices. The Company makes available to the Board educational seminars on a variety of topics at its expense. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company, and to assist them in keeping pace with developments in corporate governance and critical issues relating to the operations of public company Boards. The Board members also periodically participate in visits to the Company’s health plans.
Compensation Committee Matters
The Board reviews the compensation committee’s report on the performance of Mr. Zubretsky, the Company’s current president and chief executive officer, in order to ensure that he is providing effective leadership for the Company. The Board also works with the compensation committee and the corporate governance and nominating committee with respect to matters of succession planning for the president and chief executive officer, the chief financial officer, and other senior executive officers of the Company.
Director Independence
The Board of Directors has determined that, except for Mr. Zubretsky (the Company’s president and chief executive officer), each of the directors of the Company and the director nominees has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE, the applicable Securities and Exchange Commission (“SEC”) rules, and the Company’s Corporate Governance Guidelines. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, social, and familial relationships, among others. In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent. The independence of directors and the materiality of any business relationships delineated above is determined by the Board in its discretion.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics governing all employees and directors of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2020. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.
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Compliance Hotline
The Company encourages employees, consultants, vendors, and others to raise possible ethical issues, instances of potential fraud, or other issues of concern. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, auditing matters, or HR matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous while reporting any issues. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters or for reporting suspected violations.
Communications with the Board
Stockholders or other interested parties who wish to communicate with a member or members of the Board of Directors, including the non-management directors as a group, may do so by addressing their correspondence to the individual Board member or Board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The Board of Directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.
Board Leadership Structure
The roles of chairman of the Board and the chief executive officer are split, and the chairman is an independent director. Mr. Dale B. Wolf has been serving as the chairman of the Board since May 2017. Ms. Romney has been serving as the vice-chair of the Board since May 2017. The Board believes that the partnership between the chief executive officer and the chairman of the Board enables both executives to apply their strongest skills to charting a successful course for our business and continuing the sustained growth of our business. Mr. Zubretsky, as president and chief executive officer, is accountable for the Company’s strategic direction and operations, and Mr. Wolf, as chairman of the Board, focuses on Board leadership and governance-related matters.
The Board strongly supports having an independent director as the Board chairman. Having an independent chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. We believe the non-executive chairman of the Board plays an important governance leadership role that enhances long-term stockholder value.
The authority and responsibilities of the chairman and the vice chair are detailed in the Company’s Corporate Governance Guidelines. The chairman shall preside at all meetings of the Board (including executive sessions) and of the stockholders, and serve as the liaison between the independent directors and the chief executive officer. In addition to any other responsibilities that the independent directors as a whole might designate from time to time, the chairman is also responsible for approving: (i) the quality, quantity, and timeliness of the information sent to the Board, and (ii) the meeting agenda, schedules, and materials for the Board. The chairman has the authority to call meetings of the independent directors and to set the agendas for such meetings. If requested by major stockholders of the Company, the chairman is responsible for ensuring that he or she is available, when appropriate, for consultation and direct communication in accordance with procedures developed by the Company and the chairman. Further, the chairman may perform such other duties, and exercise such powers, as prescribed in the bylaws of the Company or by the Board from time to time. The vice-chair of the Board assists the chairman in performing his or her duties and responsibilities, and performs such other duties as may be prescribed by the Board from time to time.
Involvement in Certain Legal Proceedings
There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Board’s Role in Risk Oversight
While management is responsible for designing and implementing the Company’s risk management process, controls, and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The Board regularly receives reports from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The Board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification,
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measurement, monitoring and mitigation processes, and the adequacy of staffing and action plans, as needed. The Company has also instituted a management enterprise risk management committee to assess the risks of the Company. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking. The compensation committee has concluded our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Stock Ownership Guidelines for Directors
The Board believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. We maintain stock ownership guidelines for directors. In the past two years such guidelines for directors were revised twice to increase the ownership holdings to four (4) times, and subsequently in 2019 to five (5) times, the annual cash retainer for directors. The value of a director’s holdings is based on the average closing price of a share of the Company’s common stock for the previous calendar year. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Until a director’s stock ownership requirement is met, the director must retain at least 50% of all “net settled shares” received from the vesting, delivery, or exercise of equity awards granted under the Company’s equity award plans until the total value of all shares held equals or exceeds the director’s applicable ownership threshold. “Net settled shares” generally refers to those shares that remain after the payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs. Shares that are pledged are not counted toward the director’s ownership requirements. Non-employee directors must comply with the stock ownership guidelines within five (5) years of their election to the Board. Each non-employee director of the Company satisfied the applicable stock ownership guidelines as of December 31, 2020, except Ms. Brasier who was elected to the Board in May 2019 and who has five (5) years from her election to comply with the stock ownership guidelines.
Governance Highlights

Independence
•Independent chairman.
•Other than Joseph M. Zubretsky, our president and chief executive officer, all of our directors are independent.
•All of our Board committees are composed exclusively of independent directors.

Executive Sessions	•The independent directors regularly meet without management.
Board Oversight of Risk Management
•While management is responsible for designing and implementing the Company’s risk management process, controls, and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management.

Share Ownership Requirements
•Our non-executive directors must hold shares of the Company’s common stock with a value of at least five times the aggregate annual cash retainer amounts payable to such directors, within five years of joining the Board.
•Our chief executive officer must hold shares of the Company’s common stock with a value of at least five times his annual base salary.
•Our chief financial officer must hold shares of the Company’s common stock with a value of at least four times his annual base salary.
•Our other named executive officers must hold shares of the Company’s common stock with a value of at least two times their annual base salaries.

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Board Structure
•On the recommendation of the Board, at the Company’s 2019 annual meeting, stockholders voted to eliminate the classification of the Board over a three-year period beginning at the 2020 annual meeting of stockholders, and provide for the annual election of all directors beginning at the 2022 annual meeting of stockholders.
•If a nominee for director who is an incumbent director is not elected and no successor has been elected at the annual meeting, that director will serve as a “holdover director” until a successor is qualified and elected, but such “holdover director” is required to tender his/her offer to resign promptly following certification of the election results. The Board will determine whether to accept or reject such resignation, or take other action.
•The Board established 12-year term limits for independent directors elected for the first time to the Board beginning with the Company’s 2020 annual meeting of stockholders.

Board Practices
•Our Board annually reviews its effectiveness as a group, with the results of the annual review being reported to the Board.
•Nomination criteria are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience reflected in our strategic plan.
•We have a clawback policy that entitles the Company to seek recovery by the Company of incentive-based compensation from current and former executives in the event of any accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws.
•Our insider trading policy prohibits all directors, executive officers, and vice presidents of the Company or subsidiary executive officers from engaging in short sales, hedging transactions, and pledging of our common stock.

Accountability
•Directors must be elected by a majority of votes cast.
•Bylaws provide for “proxy access,” including the following key terms: 3% ownership for 3 years, 20% of Board, and up to 20 stockholders being able to aggregate.

Environmental, Social, and Governance Initiatives (ESG)
We are committed to environmental, social, and governance (ESG) initiatives, and have adopted and implemented programs with respect to social determinants of health, human capital management, compliance and integrity, community contributions, and environmental programs. As a healthcare company whose membership consists largely of people receiving some form of government assistance, most of our ESG efforts are focused on providing or enhancing community-based healthcare services for those in need.
ESG as a Factor in Management’s Compensation
In recognition of the importance of ESG initiatives, as part of the 30% discretionary portion of the 2020 annual short-term performance-based cash bonus that is based on the named executive officers’ individual performance, the compensation committee added a new goal tied to the Company’s achievement of ESG initiatives as part of the evaluation factors for consideration with respect to that portion of the bonus, which is awarded in the compensation committee’s discretion. For further discussion, please refer to the section titled “Compensation Discussion and Analysis - The Company’s Compensation Philosophy - ESG as a Factor in Management’s Compensation.”
MolinaCares Accord
MolinaCares Accord & The Molina Healthcare Charitable Foundation
The Company’s mission is to improve the health and lives of its members by delivering high-quality healthcare. In order to advance this mission, in 2020 the Company formed the MolinaCares Accord initiative, for the purpose of addressing the many social issues that afflict the delivery of healthcare today, including the following:
•racial disparities in the access to, and delivery of, care;
•social determinants of health;
•opioid use disorder and substance abuse;
•rural access to healthcare;
•healthcare for the elderly,
•infirmed and frail; and
•other health care issues impacted by socioeconomic disparities.
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As part of the MolinaCares Accord, the Company formed and funded The Molina Healthcare Charitable Foundation, a non-profit organization whose mission is to improve the health and lives of underserved communities by identifying and supporting promising solutions to address the many social issues that afflict health care access, delivery, and outcomes.
Company’s Health Plans
•Health Plans’ Membership; Accreditation and Distinctions. Through locally operated health plans in 15 states, the Company served approximately 4 million members as of December 31, 2020. In addition, in connection with our acquisition of Magellan Complete Care, on December 31, 2020, the Company added approximately 200,000 members, and now operates health plans in 18 states. These health plans are generally operated by the Company’s respective wholly owned subsidiaries in those states, and licensed as health maintenance organizations (“HMOs”). As of December 31, 2020, 13 of the Company’s health plans were accredited by the National Committee for Quality Assurance (“NCQA”), of which 12 of those health plans also received the Multicultural Health Care Distinction, which is awarded to organizations that meet or exceed NCQA’s rigorous requirements for multicultural healthcare.
•Social Determinants of Health Approach. The Company’ health plans employ a comprehensive approach that identifies social determinants of health (SDOH) needs at both the health plan enrollee and community level by leveraging robust data analytics and professional judgment. The Company’s health plans use a high-touch model of support that addresses unmet social needs through collaborative interventions and culturally appropriate solutions, specialized SDOH staff and social programs, and SDOH-focused value-added benefits. The Company’s health plans use various assessments to screen for physical health, behavioral health, and SDOH, and trains its managers on SDOH, including how to identify and address them.
•National Molina Healthcare Social Determinants of Health Innovation Center. In early 2020 we launched the National Molina Healthcare Social Determinants of Health Innovation Center in Columbus, Ohio. The Innovation Center expands member engagement and support by developing programs and best practices to address healthcare access barriers created by social factors, with a goal of enhancing patient-centered care across our service areas throughout the United States.
◦The Innovation Center acts under a shared services model and is accountable for driving the Company’s SDOH strategy. As an arm of the office of the chief medical officer, the Innovation Center optimizes the Company’s engagement efforts across national and regional partners.
◦Led by a seasoned staff trained to identify areas for improvement, the Innovation Center seeks to partner with local and national community-based organizations, providers and stakeholders to better serve the social and physical needs of our members.
◦The Innovation Center integrates SDOH into the Company’s models of care through several initiatives, including the following:
▪the collection and analysis of data on members’ SDOH needs to inform partnerships and program development;
▪the documentation of SDOH interventions with the Company’s local partners;
▪the development of national programs aimed at advancing health outcomes through various SDOH supports; and
▪the creation of a database of Company SDOH member outcomes that will inform programmatic refinements and the development of best practices for implementation throughout the enterprise.
•Care Connections Program. Our Care Connections program addresses SDOH, such as access to healthcare due to transportation challenges and housing instability, by expanding access to quality care by meeting patients where they are, in their homes, at mobile or pop-up clinics, or on virtual visits. Our Care Connections team consisting of nurse practitioners provides in-home visits to those who have difficulty accessing care in facilities. The nurse practitioners provide wellness and preventive care services and “boots on the ground” to determine if SDOH play a role in members’ health challenges. Services include annual physical exams; a review of medical history, medications, SDOH; assessments of pain and functional status; psychosocial well-being assessments; and identification and closing of preventive care gaps. As Care Connections nurse practitioners conduct assessments, they also assess for additional SDOH
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such as housing instability, food insecurity, economic/employment stability, literacy, and other conditions that may impact the member. We believe Care Connections will play a significant role in serving adults over age 65, homeless individuals (visiting shelters as needed), and individuals with chronic physical health illnesses and/or chronic behavioral health illnesses.
•Partnerships with Community-Based Organizations. The Company also has a long history of partnering with community-based organizations to provide crucial services and support that promote health equity and address SDOH. The Company has made a national commitment to securing housing for our economically vulnerable, chronically sick, and homeless enrollees. Some of the Company’s affiliate plans have partnered with community-based organizations to create an environment where enrollees can remain independent while still receiving the attention they need and being monitored for changes in their health condition.
COVID-19 Pandemic Response
Providers & Community-Related Response
The COVID-19 pandemic has created unprecedented challenges, including challenges with regard to access to food, housing, employment, healthcare, and other basic needs. Since the beginning of the pandemic, the Company’s health plans deepened their collaboration with providers and community partners to address these needs and to enhance access to healthcare services, and they are committed to continue to do so beyond this public health crisis. The Company has supported providers, tribal nations, food banks, and community-based organizations to enhance access to healthcare services, and to help stabilize key community providers and services throughout the regions in which its health plans operate. The Company has donated personal protective and other equipment (PPE) to help protect front-line providers and community-based organizations as they provide care to those impacted by the pandemic. The Company’s PPE donations include thousands of N95 and 3-ply masks, COVID-19 rapid antibody testing kits, face shields, gowns, digital forehead thermometers, nitrile gloves, hand sanitizer, and disinfecting wipes.
The Company’s ongoing response to food insecurity includes providing temporary emergency in-home meals for the Company’s Medicaid and Medicare members who have been diagnosed with or who live with someone who has tested positive for COVID-19. Further, the Company’s health plans have been providing behavioral health provider support in the form of increased payments for certain services as well as technological and financial support for behavioral telehealth support. The Company has also committed monetary contributions to many food banks and organizations throughout the states in which the Company’s health plans operate. Additionally, the Company’s health plans have been actively reaching out to all members who have tested positive with COVID-19 to support their well-being and address any identified needs.
Employees-Related Response
In response to the COVID-19 pandemic, the Company established a remote work policy within a matter of weeks from the onset of the pandemic for every employee except for those with essential onsite responsibilities. During 2020, the Company also provided additional financial support to its employees in the form of two $500 bonus payments to all Company employees who are not eligible to participate in the Company’s annual performance-based incentive program. The Company also paid “essential employees” who had to report to work in an office environment during the COVID-19 pandemic an additional weekly stipend. We also recognized employees who made extraordinary efforts and contributions during the pandemic by offering them a financial reward. Further, the Company made available to its employees assistance for care of children or other dependents. Additionally, in connection with the employees’ change to working from home, the Company determined to pay employees a remote stipend.
Human Capital Management
Diversity and Inclusiveness
We are committed to a diverse and inclusive workforce, and are an equal opportunity employer, committed to making employment decisions without regard to race, color, religion, national, or ethnic origin, sex, sexual orientation, gender identity or expression, age, disability, protected veteran status, or other characteristics protected by law. The Company has a diverse workforce, consisting of approximately 78% female and 59% ethnic minorities. The Company has commenced a diversity, equity, and inclusion program and is rolling out pilots of such program in various states. Our CEO, Mr. Zubretsky, has taken his commitment to diversity and inclusion one step further by signing the CEO Action for Diversity and Inclusion pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace. Mr. Zubretsky joined 1,600 other CEOs in 85 industries, representing 13 million employees to cultivate a trusting work environment where all ideas are welcome, and employees feel comfortable and empowered to have discussions about diversity and inclusion.
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Employee Benefits
The Company is focused on its human capital management and offers its employees various benefits and programs, including: competitive compensation and benefits; paid time off for employees to participate in community service; an employee well-being program for physical, emotional, and financial needs, including spousal participation; employee discount programs; and remote workplace practices. We are committed to the health and safety of our employees, including ergonomics. We engage with our employees and encourage open communication, including through participation in employee surveys.
Compliance & Integrity
We believe that effective compliance depends on culture and leadership. We focus on integrity and compliance, and we expect our leadership from the top down to create a culture of compliance. We are committed to an open reporting environment in which employees are encouraged to promptly raise concerns without fear of retaliation. Our code of business conduct and ethics sets forth our expectations for our employees, directors, officers, and subcontractors with respect to how they conduct business. It is the absolute expectation that we conduct business in accordance with applicable laws, rules, and contract requirements, as well as ethical business practices and professional practices.
Community Contributions and Initiatives
We are committed to the communities where we serve our members. As of December 31, 2020, we arranged for the delivery of healthcare services to approximately 4 million members, with an additional 200,000 members acquired through the Complete Care acquisition (closed on December 31, 2020), who receive their care through government assistance programs such as Medicaid and Medicare programs, and through the state insurance marketplaces. During 2020, the Company made community contributions of approximately $10 million.
We recognize outstanding individuals who go above and beyond to support people in need and provide them with a grant with which they are able to “pay-it-forward” to the nonprofit of their choice. Our teams organize volunteer activities and work with hundreds of nonprofits across the country. Helping Hands also organizes quarterly donation drives, allowing employees to donate items that will directly help people in need. We organize and sponsor community events such as baby showers, back-to-school events, coat drives, healthy food giveaways, and many other local initiatives aimed at improving the health and well-being of the populations served. We organize and maintain “Molina Closet” programs. The closets, made possible by donations from the Company and its employees, serve as permanent places for people in need to go for necessities like diapers and other baby items for new parents, and personal care items like shampoo and toothpaste for people working to transition into permanent, independent housing. In addition to in-kind donations, we also make cash donations to various community programs, organizations, and scholarships (to promote healthy food, hygiene, education, and prevent hunger).
Environmental Programs
The Company has implemented a number of environmental programs. Our Data Center is LEED Gold Certified. Energy efficiency is an important component of our office space design. This is accomplished through multiple methods including but not limited to energy efficient LED lighting, motion sensing lighting controls, network based light level management system, layout that allows increased natural light, and window tint to reduce radiant heat transfer into workspaces. Remanufactured modular furniture is used resulting in less furniture ending up in landfills. Noteworthy projects include installation of an efficient central chiller plant with ice storage to reduce electrical consumption and to shift heavy electrical usage to off-peak hours, water tolerant landscapes, and motion sensors to control lighting in stairwells and parking garages. A recycling program is in place for various recyclables, including paper, cardboard, plastic, aluminum, and fluorescent lamps. Further, we offer a robust rideshare program and provide incentives for employees who ride the bus or rail, carpool, bike, or walk to work.
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Information About the Board and its Committees
Meetings of Non-Management Directors
It is the customary practice of the Company’s non-management directors to meet in one or more executive sessions without any management directors in attendance each time the full Board convenes for a regularly scheduled in-person Board meeting, which is usually four times each year, and, if the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chairman of the Board presides at each executive session of the non-management directors.
Committees of the Board of Directors
The five standing committees of the Board of Directors are: (i) the audit committee; (ii) the compensation committee; (iii) the corporate governance and nominating committee; (iv) the compliance and quality committee; and (v) the finance committee, each being composed of the individuals indicated below. On an annual basis, the Board evaluates the structure of its committees, and in the future may make changes to the director composition of its committees, and the scope and mandate of its non-required committees.

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Compliance & Quality Committee	Finance Committee
Daniel Cooperman			Chairperson	Member	
Richard M. Schapiro	Member	Chairperson			Member
Ronna E. Romney (Vice-Chair of the Board)		Member	Member		
Dale B. Wolf (Chairman of the Board)			Member		Chairperson
Barbara L. Brasier (Financial Expert)	Member			Member	
Steven J. Orlando (Financial Expert)	Chairperson	Member			Member
Richard C. Zoretic	Member			Member	
Garrey E. Carruthers			Member	Chairperson	

= Chairperson

= Member

= Chairman of the Board

= Financial Expert

= Vice-Chair of the Board

Audit Committee
The audit committee performs a number of functions, including: (i) meeting with the independent auditors and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope, and terms of their work, and the recommendations of the independent auditors concerning the financial practices, controls, procedures, and policies employed by the Company, (ii) reviewing the adequacy of the Company’s internal system of accounting controls,(iii) if necessary, resolving disagreements between management and the independent auditors regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent auditors, (vi) reviewing and approving fees to be paid to the independent auditors, (vii) reviewing and approving all permitted non-audit services to be performed by the independent auditors, (viii) handling any complaints or inquiries received by the Company regarding accounting, internal accounting controls, or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, (x) assisting with the Board’s oversight of privacy, data security, and cybersecurity matters, and
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(xi) fulfilling the other responsibilities set out in its charter, as adopted by the Board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.
The audit committee currently consists of Mr. Orlando (Chair), Ms. Brasier, Mr. Schapiro, and Mr. Zoretic. The Board has determined that each of Mr. Orlando and Ms. Brasier qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The Audit Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Compensation Committee
The compensation committee is responsible for determining the compensation for Mr. Zubretsky, our president and chief executive officer, and also approves the compensation Mr. Zubretsky recommends for the other named executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, based on such review and discussion, recommends to the Board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement. In addition, the committee administers Molina Healthcare’s 2019 Equity Incentive Plan.
The compensation committee currently consists of Mr. Schapiro (Chair), Mr. Orlando, and Ms. Romney. The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, as amended.
The Compensation Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. Since 2016, the compensation committee has engaged Exequity, LLP (“Exequity”) as its advisor. Exequity provides the committee with advice on the Company’s compensation programs for senior management and outside directors, including relevant comparative data on pay levels and structures.
Corporate Governance and Nominating Committee
The corporate governance and nominating committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board, the chairman and the members for each committee of the Board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. Under the Company’s Related Person Transactions Policy, the corporate governance and nominating committee is charged with determining that any related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code of Business Conduct and Ethics are being incorporated into Molina Healthcare’s culture and business practices.
The corporate governance and nominating committee consists of Mr. Cooperman (Chair), Gov. Carruthers, Ms. Romney, and Mr. Wolf, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Compliance and Quality Committee
The compliance and quality committee, together with the audit committee, assists the Board in its oversight of the Company’s compliance with applicable legal, regulatory, and quality requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance, the compliance and quality committee has oversight responsibility in the first instance. However, the two committees coordinate their review of major compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries
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from regulators. The compliance and quality committee also is responsible for overseeing the Company’s compliance and quality programs and assists the Board in the general oversight of the Company’s quality-related activities, policies, and practices that relate to promoting member health, providing access to cost-effective quality health care, and advancing safety and efficacy for members.
The compliance and quality committee consists of Gov. Carruthers (Chair), Ms. Brasier, Mr. Cooperman, and Mr. Zoretic. Prior to May 7, 2020, the compliance and quality committee consisted of Gov. Carruthers, Mr. Zoretic, and Mr. Wolf.
The Compliance and Quality Committee Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Finance Committee
The finance committee assists the Board in fulfilling its responsibilities to monitor and oversee the Company’s financial affairs with respect to the Company’s capital structure, investments, and potential mergers and acquisitions, as well as capital and financing plans, policies, and requirements. Additionally, the finance committee evaluates and approves certain financial proposals, strategies, transactions, and other initiatives as requested by the Board or the Company’s management.
The finance committee consists of Mr. Wolf (Chair), Mr. Orlando, and Mr. Schapiro.
The Finance Committee’s Charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”
Cybersecurity Committee
The Board maintained a separate cybersecurity committee until May 7, 2020, at which time the duties of the committee were assumed by the audit committee, including overseeing the management and mitigation of risks related to cybersecurity, privacy, and disaster recovery. Prior to the Audit Committee’s assumption of its duties, in May 2020, the cybersecurity committee had consisted of Mr. Cooperman (Chair), Ms. Brasier, and Mr. Zoretic.
Meetings of the Board of Directors and Committees
During 2020, the Board of Directors met ten (10) times, the audit committee met eight (8) times, the corporate governance and nominating committee met seven (7) times, the compensation committee met six (6) times, the compliance and quality committee met three (3) times, the cybersecurity committee met one (1) time, and the finance committee met sixteen (16) times.
Each nominee for director at the 2020 annual meeting of stockholders and each director in office as of the 2020 annual meeting of stockholders attended such meeting held on May 7, 2020. Each current director attended at least 75% of the total meetings of the Board and each committee on which he or she served in 2020.
Non-Employee Director Compensation
Commencing with the 2014 director compensation, the Board made several adjustments to significantly reduce pay for 2014, and better align the directors’ compensation practices to that of the Company’s peer group going forward, as follows: (i) eliminated meeting fees, (ii) adjusted the annual equity award from a fixed number of shares to a fixed dollar amount; (iii) eliminated the one-time stock option grant to new directors; (iv) modified cash compensation components to better align with peer practices; and (v) increased stock ownership guidelines in 2018 from three times to four times the annual cash retainer payable to the directors, and in 2019 to five times the annual cash retainer payable to the directors.
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2020 Director Compensation
The compensation committee makes recommendations to the Board with respect to the compensation level of directors, and the Board determines the directors’ compensation. During 2020, the Company paid the non-employee directors the following cash compensation:

Non-Executive Director Fees	Non-executive directors received an annual cash retainer in the amount of $100,000.
Non-Executive Chairman of the Board Fees	The non-executive chairman of the Board received an additional annual cash fee of $175,000.
Vice Chair of the Board Fees	The vice-chair of the Board received an additional annual cash fee of $30,000.
Audit Committee Fees	The chairperson of the audit committee received an additional annual cash fee of $32,500, and each member received an additional annual cash fee of $15,000.
Compensation Committee Fees	The chairperson of the compensation committee received an additional annual cash fee of $22,500, and each member received an additional annual cash fee of $12,500.
Corporate Governance and Nominating Committee Fees	The chairperson of the corporate governance and nominating committee received an additional annual cash fee of $22,500, and each member received an additional annual cash fee of $12,500.
Compliance and Quality Committee Fees	The chairperson of the compliance and quality committee received an additional annual cash fee of $22,500, and each member received an additional annual cash fee of $12,500.
Cybersecurity Committee Fees	The chairperson of the cybersecurity committee received an additional prorated annual cash fee of $11,250, and each member received an additional prorated annual cash fee of $6,250 for the period until May 7, 2020, when the committee's duties were assumed by the audit committee.
Finance Committee Fees	The members of the finance committee (including the chairperson) received an additional annual cash fee of $15,000.
The Company also reimburses its Board members for travel, food, and lodging expenses incurred in attending Board and committee meetings or performing other services for the Company in their capacities as directors. The Company also compensates its non-employee Board members $1,000 per diem for non-ordinary course Board and committee activity, excluding any educational events.
Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. Joseph M. Zubretsky, president and chief executive officer, is also a member of the Board.
In addition, to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director is granted an equity award with a total value of $220,000 for 2020-2021. One quarter of that amount, or $55,000 of restricted stock, was granted on the first day of each quarter based on the closing price of the Company’s stock on the grant date. Such equity awards may be rounded up or down to account for fractional shares in the computation.
2020 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Daniel Cooperman (2)	$134,564	$219,849	$—	$354,413
Richard M. Schapiro	$152,500	$219,849	$—	$372,349
Ronna E. Romney	$155,000	$219,849	$—	$374,849
Dale B. Wolf (2)	$301,861	$219,849	$—	$521,710
Barbara L. Brasier	$125,319	$219,849	$—	$345,168
Steven J. Orlando	$160,000	$219,849	$—	$379,849
Richard C. Zoretic	$129,681	$219,849	$—	$349,530
Garrey E. Carruthers, Ph.D.	$135,000	$219,849	$—	$354,849
(1)The amounts reported as Stock Awards reflect the grant date fair value of restricted stock awards under the Company’s 2019 Equity Incentive Plan, respectively, in accordance with Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” The non-employee directors’ compensation program described above provides for an annual equity award valued at $220,000 for each director, or $55,000 per quarter.
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The amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on January 1, 2020 of $135.69, April 1, 2020 of $131.16, July 1, 2020 of $179.12, and October 1, 2020 of $188.18. In the event that the grant date falls on a weekend or market holiday, the closing price on the most recent trading day is used in calculating the number of shares awarded.
(2)Messrs. Cooperman and Wolf each have fully vested options to purchase 15,000 shares of our stock at an exercise price of $33.02 per share which expire on March 11, 2023.
2021 Director Compensation
Director compensation is benchmarked annually, as a matter of the compensation committee’s ongoing diligence. In 2020, Exequity, the compensation committee’s consultant, conducted an assessment of outside director pay, considering both the magnitude and the structure of such compensation.
The peer group used in the director compensation study conducted in 2020 was the peer group used for the 2021 executive compensation study and consisted of the following companies:

1. Acadia Healthcare Company, Inc.	7. Humana, Inc.
2. Anthem, Inc.	8. Laboratory Corporation of America Holdings
3. Centene Corporation	9. Magellan Health, Inc.
4. Cigna Corporation	10. Quest Diagnostics Incorporated
5. Community Health Systems, Inc.	11. Tenet Healthcare Corporation
6. HCA Healthcare, Inc.	12. Universal Health Services, Inc.
The 2020 director compensation study concluded that the total fees for the directors were moderately above the peer group median. Considering the findings of this study, as well as guidance from Exequity, the compensation committee decided to leave the directors’ 2021 compensation unchanged from the 2020 levels.
Information About the Executive Officers of the Company
The following persons were our executive officers at December 31, 2020. One of our directors, Mr. Joseph M. Zubretsky, was also our chief executive officer during the year ended December 31, 2020. See page 10 above for a description of Mr. Zubretsky’s business experience. Executive officers are appointed annually by the Board, subject to the terms of their employment agreements. Only Mr. Zubretsky and Mr. Barlow are parties to employment agreements with the Company.
Mr. Thomas L. Tran, 64, served as our chief financial officer from June 2018 to February 2021. Mr. Tran has over 35 years of experience in healthcare. From 2014 to 2018, Mr. Tran was the chief financial officer for Sentry Data Systems. Prior to that, Mr. Tran served as the chief financial officer of WellCare Health Plans, Inc., where he financially managed the company from 2008 to 2014. Mr. Tran also held leadership roles at CareGuide, Uniprise (a principal operating division of UnitedHealth Group), ConnectiCare, Blue Cross & Blue Shield of Massachusetts, and Cigna. Mr. Tran earned his Bachelor’s degree from Seton Hall University and his Master of Business Administration degree from New York University. None of the entities where Mr. Tran was previously employed is a parent, subsidiary, or other affiliate of the Company.
Mr. Mark L. Keim, 55, has served as our chief financial officer since February 2021. Prior to that, Mr. Keim served as our executive vice president of strategic planning, corporate development and transformation since January 2018. Mr. Keim has experience in the managed care and financial services fields. From 2016 to 2018, he served as executive vice president of corporate development and strategy for The Hanover Insurance Group. From 2014 to 2016, Mr. Keim was co-founder and chief financial officer of HealthReveal. Prior to that, from 2008 to 2014, Mr. Keim spent six years with Aetna where he led major strategic initiatives. Before Aetna, from 1999 to 2008 he was senior vice president of strategy and business development at GE Capital. Mr. Keim earned his Bachelor’s degree from Lehigh University and a Master of Business Administration degree from the Tuck School of Business at Dartmouth College. None of the entities where Mr. Keim was previously employed is a parent, subsidiary, or other affiliate of the Company.
Mr. Jeff D. Barlow, 58, has served as our chief legal officer and secretary since 2010. Prior to that, Mr. Barlow had served as vice president, assistant corporate secretary, and associate general counsel of Molina Healthcare since 2004. As chief legal officer, Mr. Barlow is responsible for setting the overall legal strategy for the Company and its subsidiaries, and for providing legal counsel to senior management and the Board of Directors. Mr. Barlow has over 30 years of legal experience, including counseling clients regarding federal securities laws, corporate governance, mergers and acquisitions, and litigation. Mr. Barlow graduated from the University of Utah with a Bachelor of Arts
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degree in 1987 with a minor in Latin. Additionally, Mr. Barlow received his Juris Doctorate degree, cum laude, from the University of Pittsburgh School of Law in 1990, and his Master of Public Health degree from the University of California, Berkeley in 1995. None of the entities where Mr. Barlow was previously employed is a parent, subsidiary, or other affiliate of the Company.
Mr. James E. Woys, 62, has served as our executive vice president of health plan services since May 2018. Mr. Woys leads health plan support functions that are centralized and regionalized. Mr. Woys has more than 35 years of health care experience. Mr. Woys previously spent 30 years at Health Net, Inc. from 1986 until 2016, where he served as executive vice president, chief financial officer, and chief operating officer, and managed general and administrative expenses across the Medicare, Medicaid, Commercial and Department of Defense and Department of Veterans Affairs operating segments. Mr. Woys also served as Health Net’s president of government and specialty services. Mr. Woys earned his Bachelor’s degree from Arizona State University and his Master of Business Administration degree from Golden Gate University. None of the entities where Mr. Woys was previously employed is a parent, subsidiary, or other affiliate of the Company.
Mr. Marc S. Russo, 51, has served as our executive vice president of health plans since March 2020. Mr. Russo has more than two decades of experience in managed care. Prior to joining Molina, from August 2013 to October 2019 he served as president, Medicare for Anthem, Inc. Before that, he held leadership roles as President at Health Care Partners from March 2013 to July 2013, President of North Division at WellCare Health Plans from November 2010 to November 2012, Vice President of Senior Markets at Blue Shield of California from September 2009 to October 2010, Regional President of West Region at United Healthcare, Secure Horizons from January 2006 to August 2009, and Regional Vice President of Government Programs at Oxford Health Plans from January 1999 to December 2005. Mr. Russo has a bachelor’s degree from the University of Connecticut and his master’s degree in business administration from the University of Maryland’s Robert H. Smith School of Business. None of the entities where Mr. Russo was previously employed is a parent, subsidiary, or other affiliate of the Company.
Mr. Maurice S. Hebert, 58, has served as our chief accounting officer since September 2018 and was designated as our principal accounting officer for purposes of the Securities Exchange Act of 1934, as amended, effective as of February 19, 2019. He joined the Company from Tufts Health Plan, where he served as senior vice president of finance from 2016 to 2018. Prior to that, Mr. Hebert served as chief accounting officer at WellCare Health Plans from 2010 to 2016. Mr. Hebert holds a Bachelor of Science in Accounting and Business Administration from Louisiana State University. None of the entities where Mr. Hebert was previously employed is a parent, subsidiary, or other affiliate of the Company.
Related Party Transactions
The Board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s chief legal officer all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The chief legal officer shall confer as necessary with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.
Related persons transactions that are identified as such prior to the consummation or amendment are consummated or amended only if (i) with respect to executive officers of the Company, the corporate governance and nominating committee approves or ratifies such transaction in accordance with the policy, and (ii) with respect to directors of the Company, the full Board approves or ratifies such transaction in accordance with the policy. At least annually the corporate governance and nominating committee reviews any previously approved or ratified related person transactions. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Board or the committee as appropriate determines if it is in the best interests of the Company and its stockholders to continue, modify, or terminate the related person transaction.
During 2020 the Company did not have any related party transactions.
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Proposal 2 - Advisory Vote on the Compensation of our Named Executive Officers
Consistent with the vote of stockholders at our 2017 annual meeting to hold an annual advisory vote on the Company's executive compensation (commonly referred to as "say-on-pay"), we present a say-on-pay vote every year. At our annual meeting last year, our stockholders approved, on an advisory basis, the Company’s executive compensation for 2019. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are again holding an advisory vote on the Company’s executive compensation for 2020 as described in this proxy statement.
You are voting on a proposal which gives our stockholders the opportunity to endorse or not endorse our named executive officer pay program and policies through the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for 2020, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED.”
We urge you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis section of this proxy statement.
As discussed at length in the CD&A, we believe that our executive compensation program is reasonable, competitive, and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that reward our executives for the Company’s financial and strategic achievements, as well as their individual performance achievements. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both corporate and individual. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of the Company. Our executive compensation policies have enabled us to attract and retain talented and experienced senior executives. We believe that the compensation program for our named executive officers is appropriate and aligned with the Company’s financial results and position for growth in future years.
Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board of Directors values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

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Executive Compensation
Compensation Discussion and Analysis
Executive Summary - Why Vote “FOR” Our Say-On-Pay Proposal?
Before you vote on Proposal 2 – “To consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers” – the compensation committee encourages you to review this Executive Summary, as well as the additional detail provided in the Compensation Discussion and Analysis, compensation tables, and narrative of this proxy statement.
The Company’s executive program is designed to reflect pay-for-performance, and has a strong focus on long-term performance in alignment with the Company’s long-term strategic business interests and stockholders’ interests. The compensation committee annually reviews the design of the executive compensation program, and continues to support its design for 2020.
Achievement of 2020 Pay-for-Performance Metrics and Goals
In the face of the unprecedented and largely unforeseeable demands of the pandemic environment in 2020, management continued to achieve success in the execution of the Company’s strategic goals while delivering strong operating and financial performance. In 2020 we maintained or improved our operating metrics, and achieved top decile financial performance for each of total stockholder return, growth, and profitability. During the year, our closing stock price increased from $135.69 to $212.68, an increase of 57%. Moreover, we further transitioned our strategy from the turnaround and sustainability plan mounted in 2018 and 2019 to the goal of achieving both inorganic and organic growth. We generated premium revenue of $18.3 billion, an increase of 13% over 2019, reflecting increased membership. We ended the year with 4 million managed care members, a 700,000 member increase year-over-year, primarily due to growth in Medicaid. Our Medicaid enrollment finished the year at 3.6 million members, representing growth of over 640,000 members or 22% over the prior year. We achieved this growth while also continuing to improve our operating efficiency, enhancing the level of our talent, and developing future capabilities needed to address the evolving healthcare environment. Management’s several accomplishments in 2020 included, among others:

●	Transitioned our workforce to a remote environment while we maintained or improved operating and financial performance metrics.	●	Implemented employee assistance programs to address pandemic related hardships and did not reduce workforce levels.
●	Announced and closed on several strategic acquisitions, expanding our national presence to 18 states.	●	Established a dedicated integration management function to ensure we achieve expected business results from strategic acquisitions.
●	Exited Puerto Rico operations without financial hardship; won the Medicaid RFP in Kentucky; and successfully protested Medicaid RFP awards in Texas.	●	Organized, announced and initially funded the “MolinaCares” Molina Healthcare Charitable Foundation, an independent charitable organization.
●	Drove over 20% improvement in annual employee engagement survey and further bolstered senior and middle management talent.	●	Completed a capital structure overhaul with the issuance of two high-yield senior notes amounting to $1.5 billion, in the aggregate, and increased credit facility capacity to $1 billion
Executive Pay is Aligned with Company Performance and Stockholders’ Interests
•The Company adheres to a rigorous pay-for-performance philosophy, which is reflected in its short-term and long-term executive compensation programs.
•We maintain a simplified compensation program, with only a few performance metrics which are closely aligned with our stockholders’ interests.
•The Company’s 2020 annual short-term performance-based cash bonus program combined both objective and discretionary elements, with 70% of the program based on a 2020 pre-tax income measure, and 30% of the program based on an assessment of individual performance pursuant to the compensation committee’ discretion.
•While the Company issued its initial 2020 guidance in February 2020 for pre-tax income with a mid-point of $998 million, or $11.45 per share, the compensation committee believes that the Company’s previously reported financial results of normalized earnings per share (as adjusted for the impact of COVID) is the most valid measure
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on which to assess the 70% performance element of the 2020 short-term cash bonus program. This normalized financial performance comfortably exceeded the Company’s pre-tax income target metric as established by the committee prior to the onset of the pandemic, representing performance under the pretax income metric that resulted in a payout factor for the 70% financial component at 132% of target. Based on this level of financial achievement, combined with the compensation committee’s discretion regarding the totality of what management achieved during 2020, the compensation committee approved a payout factor for the 2020 short-term incentive bonus program of 138% of target.
•In addition to the strength of the Company’s 2020 financial performance, the Company successfully executed its strategic objectives and achieved substantial growth through the acquisitions of Magellan Complete Care, Passport, and YourCare (in New York).
•Starting in 2020, as part of each executive’s individual performance portion of the annual short-term performance-based cash bonus program, the compensation committee added a new discretionary evaluation factor tied to the Company’s environmental, social, and governance (ESG) programs and initiatives. In 2020, the Company made substantial progress towards achieving its ESG-related goals, particularly those related to social responsibility and support for community-based healthcare initiatives. The Company created the MolinaCares Accord, including the formation and funding of The Molina Healthcare Charitable Foundation, a nonprofit organization, focused on addressing social problems around the delivery of healthcare, including racial disparities in access to care, difficulties in providing care to rural communities, opioid and substance abuse, and healthcare for the elderly.
•With regard to long-term equity-based incentive compensation, in 2020 60% of the awards to the NEOs were in the form of performance stock units based on the single financial metric of three-year cumulative net income for fiscal years 2020, 2021, and 2022, with 40% based on time vesting in thirds over three years.
•At our 2020 annual stockholders’ meeting, we received strong approval by the stockholders on our say-on-pay proposal, with 95.6% of shares voting (excluding broker non-votes) to approve our say-on-pay proposal. The Company believes this outcome reflects strong stockholder support for its executive compensation programs.
Compensation Best Practices

What We Do
●	Align pay and performance.
●	Base majority of pay on business performance; such pay is not guaranteed.
●	Engage in rigorous target-setting process for incentive metrics, and set rigorous performance metrics which tie into both annual short-term performance-based cash bonus awards and long-term equity-based compensation awards.
●	Maintain stock ownership guidelines for executive officers (and directors).
●	Have an incentive compensation clawback policy.
●	Enforce restrictions on “pledges” of shares of Company stock by executive officers and directors.
●	Restrict hedging transactions by executive officers and directors.
●	Engage an independent compensation consultant.
●	Provide limited perquisites.
●	Provide for director equity award limits in our equity incentive plan.

What We Do Not Do
●	Do not provide guaranteed bonuses.
●	Do not provide excise tax gross-ups.
●	Do not provide tax gross-ups on perquisites.
●	Do not grant discounted stock options.
●	Do not permit repricing of stock options without stockholder approval.
●	No payment of above market interest on deferred compensation.
●	No pledging of a significant amount of Company securities.
●	No current payment of dividends/dividend equivalents on unvested equity awards.
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CD&A Overview
This Compensation Discussion and Analysis (“CD&A”) describes and explains the elements of the compensation paid to our named executive officers for 2020. In addition, this CD&A describes the objectives of the Company’s compensation programs, including what each program is designed to reward, and why the Company chose to pay or not to pay a particular compensation element.
The compensation committee of the Board of Directors has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs. The compensation committee is directly responsible for evaluating the performance of, and determining the compensation paid to, our chief executive officer. The compensation committee also reviews and approves the compensation paid to our other named executive officers as recommended by the chief executive officer, taking into consideration: (a) pre-established performance goals and objectives, (b) the Company’s performance, (c) strategic leadership in furtherance of the Company’s long term strategies, (d) market comparables of an appropriate peer group, and (e) the Company’s overall compensation philosophy.
In light of the unprecedented and unforeseeable circumstances created by the COVID-19 pandemic, since the beginning of the pandemic in March 2020, the compensation committee regularly discussed the Company’s performance and its compensation program in light of the potential unforeseen impacts caused by the pandemic.
This CD&A is focused on the compensation paid for 2020 to our following current and former key executives, collectively referred to as our “named executive officers” or “NEOs” in 2020.
•Joseph M. Zubretsky, president and chief executive officer;
•Mark L. Keim, executive vice president of strategic planning and corporate development (on February 17, 2021, Mr. Keim was named chief financial officer);
•Jeff D. Barlow, chief legal officer and secretary;
•James E. Woys, executive vice president of health plan services;
•Marc S. Russo, executive vice president of health plans;
•Thomas L. Tran, former chief financial officer (until February 17, 2021).
In 2020, and in consideration of favorable say-on-pay vote outcomes, we maintained the same general compensation program structure as originally established in 2018, which was significantly simplified from the compensation programs for prior years under former management. The compensation program is based on target total compensation opportunities for our executives positioned within a reasonable range around the median of target total compensation among our peer group companies (see “The Company’s Compensation Philosophy” below).
Results of the May 2020 “Say-On-Pay” Vote
At our 2017 annual stockholders’ meeting, the Company’s stockholders approved an annual advisory “say-on-pay” vote. The compensation committee monitors the results of the Company’s annual advisory “say-on-pay” proposal and considers such results as one of many factors in connection with the discharge of its responsibilities. At our 2020 annual stockholders’ meeting, we received strong approval by the stockholders on our say-on-pay proposal, with 95.6% of shares voting to approve our say-on-pay proposal (excluding broker non-votes) with regard to fiscal year 2019 compensation.
The Company adheres to a rigorous pay-for-performance philosophy. Based on stockholders’ feedback from our outreach and the strong support reflected by past advisory say-on-pay votes, the compensation committee determined to maintain its compensation philosophy unchanged for 2020, with performance metrics which closely align with stockholders’ interests.
The compensation committee will continue to take into consideration the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. Further, the Company will continue to focus on aligning executive pay with building stockholder value and achievement of short-term and long-term financial and strategic objectives.
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Compensation Committee Decision-Making Process

Role of the Compensation Committee
The compensation committee annually evaluates the chief executive officer’s performance, and makes preliminary determinations about his base salary, annual short-term performance-based cash bonus award, and long-term equity-based compensation award. The compensation committee, in addition to providing feedback to the chief executive officer, discusses its compensation recommendations with the full Board, and then the compensation committee approves the final compensation decisions. During 2020 the compensation committee also had multiple discussions regarding potential COVID-19 considerations and implications with respect to the Company’s executive compensation programs.

Role of the Chief Executive Officer
For other NEOs, the chief executive officer considers their performance and makes individual recommendations to the compensation committee on base salary, annual short-term performance-based cash bonus awards, and long-term equity-based compensation awards. The compensation committee reviews and discusses such recommendations, makes any appropriate modifications, and then determines and approves the compensation for the other NEOs.

Compensation Committee Resources
The compensation committee has retained an independent compensation consultant to help evaluate a number of factors, including competitive market information, and to provide other resources and tools for the committee to evaluate and quantify each of compensation elements for the NEOs. In addition, members of the compensation committee avail themselves of educational resources that are directly related to Board and compensation committee matters so they can stay current on critical and topical compensation trends and practices.

When does the Compensation Committee make decisions regarding short-term and long-term incentives?
We engage in a robust annual executive compensation process, as part of which we review and determine the executive compensation for our NEOs. When evaluating pay reported in the 2020 Summary Compensation Table against the Company’s performance, it is important to consider the timing of compensation decisions and which performance period informs each of the short-term and long-term incentive awards.
•The bonus opportunities and metrics for the 2020 annual short-term performance-based cash bonus awards were approved in February 2020, but the actual payouts of such 2020 awards were determined in February 2021 based on evaluation against the previously established metrics consisting of the Company’s financial performance and the executives’ individual performance - the timing of approval for bonus opportunities and metrics corresponded with the Board’s approval of the Company’s respective year’s business forecast; and
•Long-term incentive awards reported for 2020 were granted in March 2020 and 60% of such awards were made subject to vesting based on Company long-term performance (specifically, the Company’s cumulative net income over the three fiscal years of 2020, 2021, and 2022), and 40% of such awards were made in the form of restricted stock awards, subject to vesting in equal one-third increments over three years from the grant date.
The table below describes the schedule and progression of events over the course of the year as considered by the compensation committee throughout the annual compensation cycle:

April to June	July to September	October to December	January to March
Review and evaluate stockholders vote on say-on-pay.
Perform first among quarterly reviews (also completed in each subsequent quarter) of the Company’s performance. Such review provides transparency to the NEOs as to the likelihood of award achievement and provides some assurance to the Board that the metrics were sufficiently rigorous.

Evaluate and determine peer group to be used for compensation decisions for the NEOs for upcoming year.
Review program design and align on changes to support the business strategy for the upcoming year.
Benchmark compensation programs and pay opportunities for the NEOs against the established peer group.
Full Board reviews and approves the business plan and financial forecast for the coming year.
Evaluate prior year Company performance, individual performance of the NEOs, and determine current year compensation for NEOs and CEO goals and objectives for current year.
After the Board has approved the Company's business plan and financial forecast for the coming year, hold a dedicated meeting for rigorous target-setting of performance metrics for the current year and target-setting for long-term performance metrics.

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The Company’s Compensation Philosophy
Compensation Philosophy
The Company endeavors to pay its management team competitively within the marketplace in a manner that would ensure personnel are properly motivated to increase profitability and stockholder value. To that end, consistent with our overarching pay-for-performance philosophy, we are targeting total compensation opportunities for the Company’s executives within a reasonable range of the median relative to peer executives, with actual compensation positioned below median when performance is below targeted performance standards, and closer to or above the 75th percentile of our peer group when warranted by strong performance.
Our strategy in setting the 2020 executive compensation was to pay our NEOs base salaries at competitive market rates as determined by peer group comparisons, and to denominate the majority of NEOs’ target total compensation opportunities in both short-term and long-term incentive awards that can ultimately be earned based on both Company financial performance and the compensation committee’s assessment of each NEO’s individual performance. For the purposes of the annual short-term performance-based cash bonus awards, the compensation committee focused on the single-year achievement of pre-tax income, which constituted 70% of the short-term cash incentive opportunity, as well as the achievement, in accordance with the discretion of the compensation committee, of a wide variety of strategic and individual performance factors closely aligned with the chief executive officer’s 2020 goals and objectives, which constituted 30% of the short-term cash incentive opportunity. With respect to the 2020 long-term equity incentive program, performance is based on cumulative net income over the three years of 2020, 2021, and 2022.
Shortly after establishing the 2020 executive compensation program in early 2020, the public health emergency caused by the COVID-19 pandemic commenced. The compensation committee met several times during 2020 to assess the impact of the public health emergency on the Company’s results and its executive compensation programs, and to consider appropriate adjustments to such programs.
ESG as a Factor in Management’s Compensation
In 2020, as evidence of our commitment to ESG considerations, the compensation committee added the achievement of ESG initiatives as a new goal and objective to the chief executive officer’s 2020 goals and objectives. Because of the nature of the Company’s business, its ESG focus is more directed towards the achievement of social, human capital, and governance concerns than would be the case with other companies, including those such as manufacturing or mineral extraction companies. As part of its ESG initiatives, in 2020 the Company established the MolinaCares Accord and funded many community-based health care initiatives to improve the social fabric and healthcare of the communities we serve. As part of the MolinaCares Accord, the Company formed and funded The Molina Healthcare Charitable Foundation, a non-profit organization whose mission is to improve the health and lives of underserved communities. The Company’s ESG initiatives are described in the section “Corporate Governance and Board of Directors Matters - Environmental, Social and Governance.” The achievement of ESG considerations was part of the compensations committee’s discretionary determination of the executive officers’ short-term cash incentive opportunity.
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Elements of Compensation

	CEO	Other NEOs	Description
Base Salary			Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each position. Reviewed and adjusted as appropriate to maintain market competitiveness. No automatic or guaranteed increases.
Annual Incentives			Designed to reward annual results. Annual cash incentive was based 70% on Company financial metric of pre-tax income achievement, and 30% on the compensation committee’s discretion with regard to individual performance.
Long Term Incentives			Forward-looking equity awards intended to motivate and reward potential to drive future growth and align the interests of employees and stockholders. Grants were awarded in the form of performance stock units based on the Company’s cumulative net income over a three-year period (60% of the award value), and in the form of restricted stock awards that vest in equal installments on reach of the first three anniversaries of the date of grant (40% of the award value).
Primary Elements of Compensation. The Company’s compensation program consists of three primary elements: (i) base salary; (ii) annual short-term performance-based cash bonus awards; and (iii) long-term incentive compensation, including both a performance-based vesting component and a time-based vesting component. Additional compensation elements include various benefit plans, such as a 401(k) and deferred compensation plan, and severance and change in control benefits. In certain special instances, such as in the case of the recruitment of senior executives, the Company may be willing to offer a sign-on bonus and/or a substitutive equity award.
Retirement Plans. The Company does not maintain a retirement pension plan. However, the NEOs are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.
Deferred Compensation Plan. The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the NEOs. Under the deferred compensation plan, eligible participants can defer up to 75% of their base salary and up to 90% of their cash bonus to provide for tax-deferred growth. Eligible participants under the deferral program may select from approximately 15 investment options representing a broad array of asset classes and spectrum of risk profiles.
Employee Stock Purchase Plan. The NEOs are eligible to participate in the Company’s Employee Stock Purchase Plan on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.
Health and Insurance Benefits. With limited exceptions, the Company supports providing benefits to NEOs that are substantially the same as those offered to salaried employees generally. The NEOs are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.
Severance and Change in Control Benefits. We have entered into employment agreements with two of our NEOs pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. Additionally, the NEOs are eligible for certain benefits provided for
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in the event of termination of employment within twenty-four (24) months of a change in control under the Company’s Amended and Restated Change in Control Severance Plan established for employees of the Company with positions of vice presidents and above. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Change in Control or Termination.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. We believe these benefits allow executives to assess potential takeover bids objectively without regard to the potential impact on their own job security.
Independent Compensation Consultant
As noted above, the compensation committee has engaged Exequity as its independent consultant since 2016. Exequity provides the committee with advice on the Company’s compensation programs for senior management and outside directors, including relevant comparative data on pay levels and structures. For advisory services provided to the compensation committee during 2020, the Company paid Exequity approximately $151,746. Other than the services provided to the Company by the consulting firm in connection with executive and director compensation related matters, the consulting firm does not provide any other services to the Company.
Compensation Consultant Duties

●	Attends meetings of the compensation committee, including executive sessions without management present.
●	Reviews the Company’s executive compensation strategy and programs to ensure appropriateness and market-competitiveness.
●	Provides research, data analyses, survey information, and design expertise in developing compensation programs for executives and incentive programs for eligible employees.
●	Regularly updates the compensation committee on market trends and practices, and legislation pertaining to executive compensation and benefits.
●	Advises the compensation committee on the appropriate peer group for compensation of named NEOs
●	Advises the compensation committee on director compensation.
Compensation Consultant Independence
The compensation committee reviewed the independence of its compensation consultant in light of SEC rules and NYSE listing standards, including taking into account the following factors: (1) no other services being provided to the Company by the consulting firm; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consulting firm and a member of the compensation committee; (5) any Company stock owned by the consulting firm; and (6) any business or personal relationships between the Company’s executive officers and the senior advisor. In light of these considerations, the compensation committee concluded that Exequity’s work for the committee was rendered on a fully independent basis, and involved no conflict of interest.
Executive Pay Study for 2020
As context for the purposes of setting each NEO’s 2020 target total compensation opportunity, Exequity conducted a compensation study to evaluate the positioning of current target total compensation opportunities for the Company’s NEOs in relation to those of peer companies (the “2020 Compensation Study”).
In the 2020 Compensation Study, Exequity used a 13-company peer group consisting of the following publicly-traded companies:

1. Acadia Healthcare Company, Inc.	8. Laboratory Corporation of America Holdings
2. Anthem, Inc.	9. Magellan Health, Inc.
3. Centene Corporation	10. Quest Diagnostics Incorporated
4. Cigna Corporation	11. Tenet Healthcare Corporation
5. Community Health Systems, Inc.	12. Universal Health Services, Inc.
6. HCA Healthcare, Inc.	13. WellCare Health Plans, Inc.
7. Humana, Inc.
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The 13-company peer group used in the 2020 Compensation Study was modified from the peer group used in the 2019 NEOs executive compensation study that Exequity had performed for the Company. The following companies that were included in the 2019 peer group were not included in the 2020 peer group: Aetna, Inc., Davita Inc., and Triple-S Management Corporation. Aetna, Inc. and Davita Inc. were removed from the 2020 peer group due to such entities being acquired by CVS Health and Optum (part of UnitedHealth Group), respectively. Triple-S Management Corporation was removed as a peer group due to its relative smaller revenues as compared to the Company’s revenues, as well as having operations only in the Commonwealth of Puerto Rico. The following companies were added based on the nature of their business and revenue size: HCA Healthcare, Inc., Laboratory Corporation of America Holdings, and Quest Diagnostics Incorporated. The market study concluded that the target total compensation for the Company’s NEOs in the aggregate was moderately above the peer median benchmarks, with total target cash compensation being close to that of peer medians and total long-term incentive compensation being moderately above the median.
Based on the market study, as well as a desire to continue to emphasize the Company’s pay-for-performance philosophy, the compensation committee kept the 2020 base salaries for the NEOs at the same levels as their 2019 base salaries, with the exception of Mr. Keim’s base salary which was increased by 8.33% based on performance and market-based considerations. Further, as set forth under the “Annual Short-Term Performance-Based Cash Bonus Awards” section below, the compensation committee kept the 2020 bonus opportunity levels for the NEOs the same as the 2019 bonus opportunity levels, except for the minor increase to Mr. Keim’s base salary as noted above. The compensation committee also used the same long-term equity-based awards structure for 2020 as in 2019, with 60% of the 2020 equity-based compensation made subject to the Company’s cumulative net income over the three years of 2020, 2021, and 2022, which aligned the long-term incentive awards of the NEOs with the Company’s long-term strategic plan and stated business goal of sustained margin recovery.
Base Salary
The objective of base salary is to reflect the executive’s fundamental job responsibilities. The base salary of our NEOs is the only element of their compensation that is fixed. In 2020, the NEOs were paid competitive base salaries determined by the evaluation of several factors, including the base salary levels of corresponding officers at peer companies as determined based on the 2020 Compensation Study, experience, critical skills, job history, and unique roles or abilities of the executive. Based on peer group compensation levels and considerations of the compensation philosophy discussed above, the compensation committee determined to keep the 2020 base salaries for the NEOs unchanged from their 2019 levels, with the exception of Mr. Keim’s base salary which was increased in recognition of his outstanding performance and contributions to the Company’s growth opportunities in 2019, as reflected in the table below.

	Base Salary
Named Executive Officer	2020	2019	Change ($)	Change (%)
Joseph M. Zubretsky, President and Chief Executive Officer	$1,300,000	$1,300,000	—	—
Mark L. Keim, Executive Vice President of Strategic Planning and Corporate Development(1)	$650,000	$600,000	50,000	8.33%
Jeff D. Barlow, Chief Legal Officer and Secretary	$600,000	$600,000	—	—
James E. Woys, Executive Vice President of Health Plan Services	$750,000	$750,000	—	—
Marc S. Russo, Executive Vice President of Health Plans(2)	$650,000	$—	—	—
Thomas L. Tran, Former Chief Financial Officer(3)	$700,000	$700,000	—	—
(1) On February 17, 2021, Mr. Keim was named the Company’s Chief Financial Officer.
(2) Mr. Russo joined the Company on March 23, 2020.
(3) Mr. Tran served as the Company’s Chief Financial Officer until February 17, 2021.
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Annual Short-Term Performance-Based Cash Bonus Awards
Our compensation program provides for an annual short-term performance-based cash bonus award that is entirely performance linked. The objective of the program is to compensate executives based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value. In February 2020, the compensation committee established opportunity levels and measures for the NEOs’ annual short-term performance-based cash bonus awards as follows:

Named Executive Officer	2020 Target Cash Bonus Opportunity (% of Base Salary)
Joseph M. Zubretsky
President and Chief Executive Officer	150%
Mark L. Keim
Executive Vice President of Strategic Planning and Corporate Development(1)	70%
Jeff D. Barlow
Chief Legal Officer and Secretary	100%
James E. Woys
Executive Vice President of Health Plan Services	70%
Marc S. Russo
Executive Vice President of Health Plans	70%
Thomas L. Tran
Former Chief Financial Officer	100%
(1) On February 17, 2021, Mr. Keim was named the Company’s Chief Financial Officer.
The 2020 annual short-term performance-based cash bonus performance measures for all of the NEOs were based 70% on a fiscal year 2020 pre-tax income, and 30% on the discretionary evaluation of each NEO’s individual performance, as follows:
•70% of the bonus opportunity was based on the Company’s pre-tax income achievement in 2020. As a reference point, on February 10, 2020, the Company had issued fiscal year 2020 net income guidance range with a mid-point of $11.45 per diluted share, representing 2020 pre-tax income of $998 million. In reference to that baseline, the compensation committee established as the target for 100% payout of the 2020 short-term performance-based cash bonus the pre-tax amount (net of the bonus) of $1,100 million, with threshold performance for 50% payout being the guidance mid-point of $998 million, and with the maximum performance for 200% payout being $1,194 million.
•30% of the bonus opportunity was subject to the discretionary evaluation of each executive's individual performance (for the chief executive officer as evaluated by the compensation committee, and for the other NEOs based on the chief executive officer’s evaluation and recommendation to the compensation committee). The individual performance evaluation was based on a wide variety of factors including general executive performance, operational improvements, ESG, and miscellaneous other factors identified by the compensation committee in the exercise of its discretion. As with the pre-tax income metric, payment of the individual performance bonus was capped at the 200% level.
In the view of the compensation committee, the Company had an extremely successful fiscal year 2020. In the midst of the numerous challenges presented by the global pandemic, the Company earned $961 million or $11.23 per share on total revenue of $19.4 billion, and our closing stock price increased from $135.69 to $212.68, a total return to our stockholders of 57%. In addition, we closed on or announced acquisitions representing new annualized premium revenues exceeding $6 billion in aggregate, secured a new Medicaid contract in Kentucky, and preserved our existing contract in Texas.
In this context, the compensation committee believes that the Company’s previously reported financial results of normalized earnings per share (as adjusted for the impact of COVID) is the most valid measure on which to assess the 70% performance element of the 2020 short-term cash bonus program. This normalized financial performance comfortably exceeded the Company’s pre-tax income target metric as established by the committee prior to the onset of the pandemic, representing performance under the pretax income metric that resulted in a payout factor for the 70% financial component at 132% of target.
For the discretionary element of the 2020 annual short-term performance-based cash bonus awards, the compensation committee noted the exemplary performance of Mr. Zubretsky and his senior management team during an unprecedently difficult year, with the successful execution and achievement of numerous different goals and objectives.
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Based on these considerations and the totality of the circumstances, the compensation committee in its judgment determined to award to Mr. Zubretsky a performance-based cash bonus amount at 138% of the total target. Further, at Mr. Zubretsky’s recommendation, the compensation committee also awarded performance-based cash bonus amounts to the other NEOs at 138% of total target, with an upward discretionary adjustment of Mr. Keim’s bonus award to approximately 153% of target or $725,000.
The following table sets forth the fiscal year 2020 base salary levels for the NEOs, along with the respective levels of short-term performance-based cash bonus opportunity amounts, and finally the actual amount of the 2020 annual short-term performance-based cash bonus awards paid to each NEO.

Named Executive Officer	Base Salary	Target Bonus Opportunity (% of Base Salary)	Total Threshold Bonus Opportunity (50%)	Total Target Bonus Opportunity (100%)	Total Maximum Bonus Opportunity (200%)	Bonus Paid
Joseph M. Zubretsky
President and Chief Executive Officer	$1,300,000	150%	$975,000	$1,950,000	$3,900,000	$2,691,000
Mark L. Keim
Executive Vice President of Strategic Planning and Corporate Development(1)	$650,000	70%	$227,500	$455,000	$910,000	$725,000
Jeff D. Barlow
Chief Legal Officer and Secretary	$600,000	100%	$300,000	$600,000	$1,200,000	$828,000
James E. Woys
Executive Vice President of Health Plan Services	$750,000	70%	$262,500	$525,000	$1,050,000	$724,500
Marc S. Russo
Executive Vice President of Health Plans	$650,000	70%	$227,500	$455,000	$910,000	$524,966
Thomas L. Tran
Former Chief Financial Officer	$700,000	100%	$350,000	$700,000	$1,400,000	$966,000
(1) On February 17, 2021, Mr. Keim was named the Company’s Chief Financial Officer.
Long-Term Equity-Based Incentive Compensation Awards
In 2020 the NEOs were granted long-term incentive awards in the form of PSUs and restricted stock, with the actual PSUs and share numbers being determined by using the $122.55 closing price of the Company’s common stock as of the March 1, 2020 grant date.
Sixty percent (60%) of the long-term equity-based incentive compensation awards conveyed to each NEO in 2020 was in the form of PSUs, and was based on the Company's cumulative net income over the three fiscal years of 2020, 2021, and 2022 to align the financial interests of our NEOs with the long-term financial interests of our stockholders. This single cumulative three-year metric aligns the long-term incentive awards of both the chief executive officer and the other NEOs with our long-term strategic plan and stated business goal of sustained margin recovery. If the long-term performance metric is not achieved at the threshold level, the equity-based compensation does not vest, and the compensation is not realized by the executive officers.
A detailed schedule of the equity-based awards granted to each of the NEOs is set forth in the table below.

	Performance Stock Units		Restricted Stock Awards
Named Executive Officer	PSUs (#)	PSUs ($)	RSAs Total (#)	RSAs Total ($)	Total (#)	Total ($)
Joseph M. Zubretsky	67,319	$8,249,943	44,880	$5,500,044	112,199	$13,749,987
Mark L. Keim	12,240	$1,500,012	8,160	$1,000,008	20,400	$2,500,020
Jeff D. Barlow(1)	9,792	$1,200,010	16,116	$1,975,016	25,908	$3,175,026
James E. Woys	9,792	$1,200,010	6,528	$800,006	16,320	$2,000,016
Marc S. Russo	21,157	$2,774,952	14,105	$1,850,012	35,262	$4,624,964
Thomas L. Tran	7,344	$900,007	4,896	$600,005	12,240	$1,500,012
(1) This amount includes an incremental award of $1,175,009 of restricted stock made to Mr. Barlow in recognition of his individual performance and contributions to the Company in 2019.
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As of the grant date of the long-term equity-based PSU awards, we believed it would be marginally difficult for the Company to achieve the threshold cumulative net income level, which would result in vesting of the awards at the 50% level. If that threshold cumulative net income level is not achieved, no PSUs shall vest. As of March 1, 2020, we believed it would be difficult but achievable to reach the target cumulative net income level, which would result in vesting at the 100% level. Further, as of March 1, 2020, we believed it would be possible but not probable to achieve the maximum cumulative net income level, which would result in vesting at the 200% level, which represents the cap on achievement. Achievement falling within the threshold level and the maximum level will be interpolated linearly to determine the appropriate PSUs payout. The PSUs will be settled by the issuance of shares of common stock of the Company equal to the number of PSUs as described herein. Any payout of the PSUs, if achieved, will occur when we report 2022 net income in early 2023, and are able to calculate the three-year cumulative net income for this metric.
The compensation committee determined that the balance of 40% of the total long-term incentive awards to the NEOs shall be in the form of time-vested restricted stock awards (“RSAs”). These awards were made subject to vesting in equal one-third increments over three years from the grant date, on each of March 1, 2021, March 1, 2022, and March 1, 2023.
2018 Long-Term Incentive Awards Achievement Status
As part of the 2018 long-term incentive award to the NEOs, Messrs. Zubretsky, Keim, Barlow, Woys, and Tran were granted performance stock units (2018 PSUs) as indicated in the table below. Such 2018 PSUs were subject to vesting based on the Company's cumulative net income over the three fiscal years of 2018, 2019, and 2020.
Such metrics were established at the very outset of the Company’s turnaround plan, and at the same time as the Company’s report of a loss in fiscal year 2017 of over $9 per share, and in conjunction with the Company’s issuance of guidance for fiscal year 2018 of $3.25 per share. Approximately one year later, the Company reported actual 2018 earnings of $10.61 per share, or 326% of the level of its original financial guidance in connection with which the compensation committee had formulated a three-year cumulative net income target. As a result of sustained extremely strong financial performance in both 2019 and 2020, the Company achieved a cumulative net income over the three fiscal years of 2018, 2019, and 2020 of $2,116 million, substantially exceeding the Company’s cumulative net income targets. This strong and sustained three-year financial performance resulted in vesting of the 2018 PSUs at the 200% maximum level, which was also the cap on achievement. Settlement of the 2018 PSUs vesting was made by issuance of shares of common stock of the Company on March 1, 2021 in the following amounts:

	Performance Stock Units
Named Executive Officer	2018 PSUs (#)	Shares Issued Upon Vesting (#)
Joseph M. Zubretsky	83,472	166,944
Mark L. Keim	6,260	12,520
Jeff D. Barlow	12,521	25,042
James E. Woys	7,055	14,110
Thomas L. Tran	14,237	28,474
Stock Ownership Guidelines for NEOs
The Board of Directors believes that executive officers should own and hold a reasonable number of shares of common stock of the Company to further align such officers’ interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company. The Company’s guidelines with respect to stock ownership by executive officers provide that executive officers of the Company shall own the minimum number of shares of the Company’s common stock with such value listed next to each such officer’s title below, calculated as a multiple of annual base salary.

Executive Officer	Value of Shares
Chief Executive Officer	5X Annual Base Salary
Chief Financial Officer	4X Annual Base Salary
Other NEOs	2X Annual Base Salary
•The value of an executive officer’s holdings is based on the average closing price of a share of the Company’s stock for the previous calendar year.
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•Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or child, and include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Unexercised options and equity securities that are pledged are not counted toward the executive officer ownership requirements.
•Until an executive officer’s stock ownership requirement is met, the executive officer must retain at least 50% of all “net settled shares” (as defined above under “Stock Ownership Guidelines for Directors”) received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold.
•Executive officers are expected to achieve the recommended ownership guidelines within five (5) years of assuming their positions. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these guidelines. In addition, there may be certain instances where these guidelines would place an undue hardship on an executive officer. The compensation committee may therefore make exceptions to these guidelines as it deems appropriate.
Each of the NEOs of the Company satisfied the stock ownership guidelines as of December 31, 2020.
Clawback Policy
The Company has a Clawback Policy addressing the recovery by the Company of incentive-based compensation from current and former executives of the Company, in the event of any accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the applicable securities laws (“Accounting Restatement”). Under the Clawback Policy, in the event of an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former executive officer of the Company, who received incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the Accounting Restatement. In addition, the Clawback Policy further provides that the Company will use reasonable efforts to recover from current and former executive officers, up to 100% (as determined by the Board or a duly established committee of the Board in its sole discretion as appropriate based on the conduct involved) of such incentive-based compensation from the Company during the three (3)-year period preceding the date on which the Company is required to prepare an Accounting Restatement, if the Board or a committee thereof, in its sole discretion, determines that an executive officer’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the executive officer’s employment by, or otherwise in connection with, the Company or (ii) fraud in the course of the executive officer’s employment by, or otherwise in connection with, the Company.
Restrictions on Pledges of Shares by Directors and Executive Officers
The Company’s insider trading policy prohibits our directors and executive officers from, directly or indirectly, pledging shares of the Company’s common stock. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default. None of the directors or executive officers of the Company had any pledge of shares of the Company’s common stock.
Hedging Restrictions
As part of the Company’s insider trading policy, directors, executive officers (including the NEOs), and vice presidents of the Company or subsidiary executive officers (collectively, “Controlling Insiders”) are prohibited from engaging in “hedging” with respect to the Company’s securities. For these purposes, “hedging” includes any instrument or transaction, including put options and forward-sale contracts, through which a Controlling Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Speculative trading, short-swing trading, or short selling of stock of the Company by Controlling Insiders is expressly prohibited at all times, as is the buying or selling of any publicly traded option on stock of the Company and the establishment or use of margin accounts with a broker-dealer for the purpose of buying or selling stock of the Company.
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Compensation Committee Report
The compensation committee has reviewed and discussed the CD&A with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into the Form 10-K.

Compensation Committee
Richard M. Schapiro, Chairman
Steven J. Orlando
Ronna E. Romney

March 19, 2020
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Compensation Tables
2020 Summary Compensation
The following table provides information concerning total compensation earned or paid to (a) the president and chief executive officer, (b) the chief financial officer, and (c) the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2020, in each case for services rendered to the Company during the last year. These six officers are referred to as the “named executive officers” or “NEOs” in this proxy statement.
2020 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Comp.(3)	Change in Nonqualified Deferred Comp. Earnings(4)	All Other Comp.(5)	Total
Joseph M. Zubretsky	2020	$1,300,000	$—	$13,749,987	$—	$2,691,000	$—	$71,340	$17,812,327
President and Chief Executive Officer	2019	$1,300,000	$—	$13,000,050	$—	$3,705,000	$—	$20,024	$18,025,074
	2018	$1,300,000	$—	$9,999,946	$—	$3,900,000	$—	$19,824	$15,219,770
Mark L. Keim(6)	2020	$640,385	$—	$2,500,020	$—	$725,000	$—	$296,218	$4,161,623
Chief Financial Officer
Jeff D. Barlow	2020	$600,000	$—	$3,175,026	$—	$828,000	$87,924	$52,263	$4,743,213
Chief Legal Officer and Secretary	2019	$600,000	$—	$2,000,018	$—	$1,140,000	$57,989	$39,179	$3,837,186
	2018	$599,039	$—	$2,499,986	$—	$1,200,000	$—	$38,979	$4,338,004
James E. Woys(7)	2020	$750,000		$2,000,016	$—	$724,500	$—	$181,898	$3,656,414
Executive Vice President of Health Plan Services	2019	$750,000	$—	$2,000,018	$—	$997,500	$—	$163,107	$3,910,625
Marc S. Russo(8)	2020	$487,500	$537,500	$4,624,964	$—	$524,966	$—	$14,858	$6,189,788
Executive Vice President of Health Plans
Thomas L. Tran(9)	2020	$700,000	$—	$1,500,012	$—	$966,000	$—	$223,537	$3,389,549
Former Chief Financial Officer	2019	$700,000	$—	$2,000,018	$—	$1,050,000	$—	$240,647	$3,990,665
	2018	$409,231	$126,668	$2,000,033	$—	$933,333	$—	$14,762	$3,484,027
(1)The amount in the Bonus column represents sign-on bonus.
(2)This column shows the aggregate grant date fair value of performance stock units (“PSUs”) and restricted stock awards (“RSAs”) granted under the Company’s 2011 Equity Incentive Plan and 2019 Equity Incentive Plan in the years shown. The aggregate grant date fair value is the amount the Company expects to expense for accounting purposes over the award’s vesting schedule. See the 2020 Grants of Plan-Based Awards Table for additional information, including the performance conditions and valuation assumptions as applicable, for PSUs and RSAs granted in 2020.
Generally, the grant date fair value presented does not correspond to the actual value that the NEOs will realize from the award. In particular, the actual value of PSUs received is different from the accounting expense because such awards depend on the Company’s performance. In accordance with SEC rules, the aggregate grant date fair value of the PSUs presented above is calculated based on the most probable outcome of the performance conditions as of the grant date, which, for the PSUs, was target performance. If the maximum performance metrics are achieved for the PSUs, the grant date fair value of the 2020 PSUs would be $16,499,886 for Mr. Zubretsky, $3,000,024 for Mr. Keim, $2,400,020 for Mr. Barlow, $2,400,020 for Mr. Woys, $5,549,904 for Mr. Russo, and $1,800,014 for Mr. Tran.
(3)This column shows the amounts earned under the Company’s performance-based short-term cash incentive plan.
(4)Mr. Barlow’s change in non-qualified deferred compensation earnings for the year 2018 was $(8,545).
(5)Details are provided below in the 2020 All Other Compensation Table.
(6)Mr. Keim became a NEO for the first time in 2020, thus his compensation is only provided for 2020. Mr. Keim was the Company’s Executive Vice President of Strategic Planning and Business Development until February 17, 2021, when he assumed the role of Chief Financial Officer.
(7)Mr. Woys became a NEO for the first time in 2019, thus his compensation is only provided for 2020 and 2019.
(8)Mr. Russo joined the Company on March 23, 2020 and became a NEO for the first time in 2020, thus his compensation is only provided for 2020.
(9)Mr. Tran served as the Company’s Chief Financial Officer until February 17, 2021. Mr. Tran will retire as of May 31, 2021, and has agreed to provide the Company transition services until such date. In appreciation of Mr. Tran’s services to the Company, as well as for transition services as described above, the Company will be providing him a departure arrangement equal to $1,750,000, less applicable withholding taxes.
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2020 All Other Compensation Table

Name	Lodging Allowance	Group Term Life Premiums	401(k) Matching Contribution(1)	Liquidated Amounts for Paid Time-off	Other(2)	All Other Compensation
Joseph M. Zubretsky	$—	$7,524	$11,400	$50,000	$2,416	$71,340
Mark L. Keim	$240,000	$4,902	$11,400	$37,500	$2,416	$296,218
Jeff D. Barlow	$—	$4,902	$11,400	$34,615	$1,346	$52,263
James E. Woys	$161,000	$7,524	$11,400	$—	$1,974	$181,898
Marc S. Russo	$—	$1,714	$11,400	$—	$1,744	$14,858
Thomas L. Tran	$190,000	$7,524	$11,400	$13,462	$1,151	$223,537
(1)The Company has a 401(k) plan that is available to all employees. The plan allows pretax deferral, for which the Company matches dollar-for-dollar of the first 4% of salary electively deferred under the plan.
(2)Other includes compensation for remote stipends, bring-your-own-device stipends, basic group life insurance premiums, and AD&D insurance premiums.
2020 Grants of Plan-Based Awards
The following table provides information about plan-based awards granted to the NEOs in 2020. The Non-Equity Incentive Plan Awards were granted under the Company’s 2020 Short-Term Incentive Compensation Plan. The Equity Incentive Plan Awards and All Other Stock Awards were granted under the Company’s 2019 Equity Incentive Plan.
2020 Grants of Plan-Based Awards Table

Name	Grant Date	Grant Type *	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Zubretsky	2/19/2020	STI Cash	$682,500	$1,365,000	$2,730,000	—	—	—	—	$—
	3/1/2020	PSU	$—	$—	$—	33,660	67,319	134,638	—	$8,249,943
	3/1/2020	RSA	$—	$—	$—	—	—	—	44,880	$5,500,044
Mark L. Keim	2/19/2020	STI Cash	$157,270	$314,540	$629,079	—	—	—	—	$—
	3/1/2020	PSU	$—	$—	$—	6,120	12,240	24,480	—	$1,500,012
	3/1/2020	RSA	$—	$—	$—	—	—	—	8,160	$1,000,008
Jeff D. Barlow	2/19/2020	STI Cash	$210,000	$420,000	$840,000	—	—	—	—	$—
	3/1/2020	PSU	$—	$—	$—	4,896	9,792	19,584	—	$1,200,010
	3/1/2020	RSA	$—	$—	$—	—	—	—	16,116	$1,975,016
James E. Woys	2/19/2020	STI Cash	$183,750	$367,500	$735,000	—	—	—	—	$—
	3/1/2020	PSU	$—	$—	$—	4,896	9,792	19,584	—	$1,200,010
	3/1/2020	RSA	$—	$—	$—	—	—	—	6,528	$800,006
Marc S. Russo	3/23/2020	STI Cash	$133,508	$267,016	$534,033	—	—	—	—	$—
	4/1/2020	PSU	$—	$—	$—	10,579	21,157	42,314	—	$2,774,952
	4/1/2020	RSA	$—	$—	$—	—	—	—	14,105	$1,850,012
Thomas L. Tran	2/19/2020	STI Cash	$245,000	$490,000	$980,000	—	—	—	—	$—
	3/1/2020	PSU	$—	$—	$—	3,672	7,344	14,688	—	$900,007
	3/1/2020	RSA	$—	$—	$—	—	—	—	4,896	$600,005
*    STI Cash=short-term incentive awards; PSU=performance stock units; RSA=restricted stock awards.
(1)These columns show the possible payouts under the Company’s annual short-term performance-based cash bonus plan. The individual performance portion of the annual short-term performance-based cash bonus plan is excluded from the table above. Under this plan, Mr. Zubretsky’s bonus opportunity is 150% of his base salary; Mr. Tran’s bonus opportunity is 100% of his base salary; Mr. Barlow’s bonus opportunity is 100% of his base salary; Mr. Woy’s bonus opportunity is 70% of his base salary; Mr. Keim’s bonus opportunity is 70% of his base salary; and Mr. Russo’s bonus opportunity is 70% of his base salary. For each of the named executives, 70% of the bonus opportunity related to a pre-tax income performance measure and 30% was subject to the compensation committee’s evaluation of each executive’s individual performance. The target bonus level was based on the achievement of pre-tax income in 2020 that corresponds with the high end of the range of the Company’s 2020 preliminary guidance. See further discussion regarding these metrics at “Compensation Discussion and
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Analysis-Elements of Compensation.” The actual amounts earned and paid to the NEOs under the 2020 plan are presented in the “2020 Summary Compensation Table-Non-Equity Incentive Plan Comp.”
(2)These columns show the estimated future payouts of PSUs under the awards granted in 2020. For each of the NEOs, with respect to the PSUs granted in 2020, the vesting of the PSUs is based entirely on the achievement of a single financial metric: the Company’s cumulative net income over the three fiscal years of 2020, 2021, and 2022. At the time of grant we believed it would be marginally difficult for the Company to achieve the threshold cumulative net income level, which would result in vesting at the 50% level. Further, we believed it would be difficult but achievable to reach the target cumulative net income level, which would result in vesting at the 100% level. Finally, at the time of grant we believed it would be possible but not probable to achieve the maximum cumulative net income level, which would result in vesting at the 200% level, which represents the cap on achievement. The PSUs will be settled by the issuance of shares of common stock of the Company equal to the number of PSUs as described herein, with all amounts interpolated linearly.
(3)Includes the RSAs granted to NEOs on March 1, 2020. These awards are subject to time-based vesting in equal increments over three years on each of March 1, 2021, March 1, 2022, and March 1, 2023. Pursuant to Mr. Russo’s employment agreement, on April 1, 2020, the Company granted him RSAs. These awards are subject to time-based vesting in equal increments over three years on each of April 1, 2021, April 1, 2022 and April 1, 2023.
(4)This column shows the grant date fair value of the PSUs and RSAs. Generally, the grant date fair value is the amount that the Company expects to expense in its financial statements over the awards’ or options’ vesting schedule.
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Outstanding Equity Awards
The following table provides information on the NEOs’ holdings of stock and option grants as of year-end. It includes unexercised stock options (vested and unvested), and RSAs for which time-based vesting conditions were not yet satisfied as of December 31, 2020, and PSUs for which time-based and performance-based vesting conditions were not yet satisfied as of December 31, 2020, based on performance achievement at target levels. The vesting schedule for each outstanding award is shown following this table.
2020 Outstanding Equity Awards at Fiscal Year End Table

	Option Awards						Stock and Stock Unit Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (Unearned)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Pay- Out Value of Unearned Shares That Have Not Vested(1)
Joseph M. Zubretsky	11/6/2017	375,000	—	—	$67.33	10/8/2027		—	$—	—	$—
							3/1/2018	18,549	$3,945,001	83,472	$17,752,825
							3/1/2019	25,048	$5,327,209	56,359	$11,986,432
							3/1/2020	44,880	$9,545,078	67,319	$14,317,405
Total			—	—				88,477	$18,817,288	207,150	$44,056,662
Mark L. Keim			—	—			1/10/2018	5,878	$1,250,133	—	$—
							3/1/2018	1,391	$295,838	6,260	$1,331,377
							3/1/2019	3,853	$819,456	8,671	$1,844,148
							3/1/2020	8,160	$1,735,469	12,240	$2,603,203
Total			—	—				19,282	$4,100,896	27,171	$5,778,728
Jeff D. Barlow							3/1/2018	7,419	$1,577,873	12,521	$2,662,966
							3/1/2019	3,853	$819,456	8,671	$1,844,148
							3/1/2020	16,116	$3,427,551	9,792	$2,082,563
Total			—	—				27,388	$5,824,880	30,984	$6,589,677
James E. Woys			—	—			5/14/2018	1,567	$333,270	7,055	$1,500,457
							3/1/2019	3,853	$819,456	8,671	$1,844,148
							3/1/2020	6,528	$1,388,375	9,792	$2,082,563
Total			—	—				11,948	$2,541,101	25,518	$5,427,168
Marc S. Russo			—	—			4/1/2020	14,105	$2,999,851	21,157	$4,499,671
Total			—	—				14,105	$2,999,851	21,157	$4,499,671
Thomas L. Tran(2)			—	—			5/24/2018	3,163	$672,707	14,237	$3,027,925
							3/1/2019	3,853	$819,456	8,671	$1,844,148
							3/1/2020	4,896	$1,041,281	7,344	$1,561,922
Total			—	—				11,912	$2,533,444	30,252	$6,433,995
(1)The market value of the unvested RSAs and PSUs represents the product of the closing price of the Company’s stock as of December 31, 2020, the last trading day of our fiscal year, which was $212.68, and the number of shares underlying such award and, with respect to PSUs, assumes satisfaction of the applicable performance conditions at the target level. See the Outstanding Equity Awards Vesting Schedule Table on the next page for more information regarding vesting of these awards.
(2)Mr. Tran no longer serves as the Company’s chief financial officer as of February 17, 2021. Mr. Tran will continue to provide transition services until May 31, 2021. Any outstanding restricted stock and performance stock units that have not vested as of May 31, 2021 will be forfeited.

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Outstanding Equity Awards Vesting Schedule Table

Name of Executive Officer	Grant Date	Stock Awards and Units Vesting Schedule(1)
		Vested		Subject to Vesting
		PSUs	RSAs	PSUs	RSAs
Joseph M. Zubretsky	3/1/2018	83,472 PSUs vested in 2021 at 200%(2)	18,549 RSAs vested in 2021
	3/1/2019		12,524 RSAs vested in 2021	56,359 PSUs vest 3/1/2022, subject to performance condition	12,524 RSAs vest 3/1/2022
	3/1/2020		14,960 RSAs vested in 2021	67,319 PSUs vest 3/1/2023, subject to performance condition	14,960 RSAs vest 3/1/2022; 14,960 RSAs vest 3/1/2023
Mark L. Keim	1/10/2018		2,939 RSAs vested in 2021		2,939 RSAs vest 1/10/2022
	3/1/2018	6,260 PSUs vested in 2021 at 200%(2)	1,391 RSAs vested in 2021
	3/1/2019		1,927 RSAs vested in 2021	8,671 PSUs vest 3/1/2022, subject to performance condition	1,926 RSAs vest 3/1/2022
	3/1/2020		2,720 RSAs vested in 2021	12,240 PSUs vest 3/1/2023, subject to performance condition	2,720 RSAs vest 3/1/2022; 2,720 RSAs vest 3/1/2023
Jeff D. Barlow	3/1/2018	12,521 PSUs vested in 2021 at 200%(2)	7,419 RSAs vested in 2021
	3/1/2019		1,927 RSAs vested in 2021	8,671 PSUs vest 3/1/2022, subject to performance conditions	1,926 RSAs vest 3/1/2022
	3/1/2020		5,372 RSAs vested in 2021	9,792 PSUs vest 3/1/2023, subject to performance conditions	5,372 RSAs vest 3/1/2022; 5,372 RSAs vest 3/1/2023
James E. Woys	5/14/2018	7,055 PSUs vested in 2021 at 200%(2)	1,567 RSAs vest in 2021
	3/1/2019		1,927 RSAs vested in 2021	8,671 PSUs vest 3/1/2022, subject to performance condition	1,926 RSAs vest 3/1/2022
	3/1/2020		2,176 RSAs vested in 2021	9,792 PSUs vest 3/1/2023, subject to performance condition	2,176 RSAs vest 3/1/2022; 2,176 RSAs vest 3/1/2023
Marc S. Russo	4/1/2020		4,702 RSAs vest in 2021	21,157 PSUs vest 3/1/2023, subject to performance condition	4,702 RSAs vest 4/1/2022; 4,701 RSAs vest 4/1/2023
Thomas L. Tran(3)	5/24/2018	14,237 PSUs vested in 2021 at 200%(2)	3,163 RSAs vest in 2021
	3/1/2019		1,927 RSAs vested in 2021	8,671 PSUs vest 3/1/2022, subject to performance condition	1,926 RSAs vest 3/1/2022
	3/1/2020		1,632 RSAs vested in 2021	7,344 PSUs vest 3/1/2023, subject to performance condition	1,632 RSAs vest 3/1/2022; 1,632 RSAs vest 3/1/2023
(1)This column shows the vesting schedule for unvested or unearned stock awards reported in the “Number of Shares of Stock That Have Not Vested,” and “Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested” columns of the 2020 Outstanding Equity Awards at Fiscal Year End Table. RSAs vest on the dates indicated above. PSUs vest subject to the achievement of performance conditions, on the date the compensation committee certifies the achievement of such performance conditions. See the Outstanding Performance-Based Equity Awards Table for more information on these awards.
(2)The PSUs vested at 200% and were settled by the issuance of shares of the Company’s common stock in the following amounts: 166,944 shares to Mr. Zubretsky, 12,520 shares to Mr. Keim, 25,042 shares to Mr. Barlow, 14,110 shares to Mr. Woys and 28,474 shares to Mr. Tran.
(3)Mr. Tran no longer serves as the Company’s chief financial officer as of February 17, 2021. Mr. Tran will continue to provide transition services until May 31, 2021. Any outstanding restricted stock and performance stock units that have not vested as of May 31, 2021 will be forfeited.
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Outstanding Performance-Based Equity Awards at Fiscal Year End

Performance Goals	Grant Date	Name						Performance Period: Fiscal Year(s)
Metric		Joseph M. Zubretsky	Mark L. Keim	Jeff D. Barlow	James E. Woys	Marc S. Russo	Thomas L. Tran
3-year Cumulative Net Income (1)	3/1/2018	83,472	6,260	12,521	7,055	—	14,237	2018 - 2020
3-year Cumulative Net Income (2)	3/1/2019	56,359	8,671	8,671	8,671	—	8,671	2019 - 2021
3-year Cumulative Net Income (3)	3/1/2020	67,319	12,240	9,792	9,792	21,157	7,344	2020 - 2022
Total		207,150	27,171	30,984	25,518	21,157	30,252
(1)Awards vested on March 1, 2021.
(2)At the time of grant on March 1, 2019, we believed it would be marginally difficult for the Company to achieve the threshold cumulative net income level, which would result in vesting at the 50% level. Further, we believed it would be difficult but achievable to reach the target cumulative net income level, which would result in vesting at the 100% level. Finally, at the time of grant we believed it would be possible but not probable to achieve the maximum cumulative net income level, which would result in vesting at the 200% level, which represents the cap on achievement. The PSUs will be settled by the issuance of shares of common stock of the Company equal to the number of PSUs as described herein, with all amounts interpolated linearly. Based on the Company’s 2020 results and its current expectation for 2021, the Company currently believes that vesting at least at the 175% level is likely.
(3)At the time of grant on March 1, 2020, we believed it would be marginally difficult for the Company to achieve the threshold cumulative net income level, which would result in vesting at the 50% level. Further, we believed it would be difficult but achievable to reach the target cumulative net income level, which would result in vesting at the 100% level. Finally, at the time of grant we believed it would be possible but not probable to achieve the maximum cumulative net income level, which would result in vesting at the 200% level, which represents the cap on achievement. The PSUs will be settled by the issuance of shares of common stock of the Company equal to the number of PSUs as described herein, with all amounts interpolated linearly. Based on the Company’s 2020 results and its current expectations for 2021 and 2022, the Company currently believes that vesting at least at the 100% level is likely.
Option Exercises and Stock Vested
The following table provides information with respect to stock options exercised and restricted stock awards vested for the NEOs during fiscal year 2020.
2020 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joseph M. Zubrestky	—	$—	31,073	$3,807,996	(1)
Mark L. Keim	—	$—	2,939	$421,306	(2)
	—	$—	3,318	$406,621	(1)
Jeff D. Barlow	—	$—	19,872	$2,435,314	(3)
James E. Woys	—	$—	1,927	$236,154	(1)
	—	$—	1,568	$276,721	(4)
Thomas L. Tran	—	$—	1,927	$236,154	(1)
	—	$—	3,164	$576,512	(5)
(1)On March 1, 2020, RSAs vested in accordance with the terms of the awards. The market value of our stock on March 1, 2020 was $122.55.
(2)On January 10, 2020, RSAs vested in accordance with the terms of the awards. The market value of our stock on January 10, 2020 was $143.35.
(3)On March 1, 2020, RSAs vested in accordance with the terms of the awards and, due to satisfaction of the underlying performance metric, PSUs vested. The market value of our stock on March 1, 2020 was $122.55.
(4)On May 14, 2020, RSAs vested in accordance with the terms of the awards. The market value of our stock on May 14, 2020 was $176.48.
(5)On May 24, 2020, RSAs vested in accordance with the terms of the awards. The market value of our stock on May 24, 2020 was $182.21.
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Nonqualified Deferred Compensation
Pursuant to the Company’s unfunded and non-qualified Amended and Restated Deferred Compensation Plan (2018) as amended to date, eligible participants may defer up to 75% of their base salary and 90% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of approximately 15 investment options representing a broad array of asset classes and spectrum of risk profiles.
The following table provides information for each NEO regarding such individual’s accounts in the Amended and Restated Deferred Compensation Plan (2018) as amended to date, as of December 31, 2020.
Non-Qualified Deferred Compensation for 2020

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions(1) ($)	Aggregate Balance at Last FYE ($)
Joseph M. Zubretsky	$—	$—	$—	$—	$—
Mark L. Keim	$—	$—	$—	$—	$—
Jeff D. Barlow	$171,000	$—	$87,924	$—	$534,488
James E. Woys	$—	$—	$—	$—	$—
Marc S. Russo	$—	$—	$—	$—	$—
Thomas L. Tran	$—	$—	$—	$—	$—
Potential Payments Upon Change in Control or Termination
We have entered into certain employment and change in control agreements with our NEOs that may require the Company to provide compensation to applicable NEOs in the event of a termination of employment or a change of control of the Company. Payment of severance benefits to the NEOs is contingent upon the executive signing a release agreement waiving claims against the Company.
Basis for Potential Payments—Annual Salary and Target Short-Term Bonus Opportunity

Named Executive Officer	Base Salary	Target Short-Term Bonus Opportunity (% of Base Salary)
Joseph M. Zubretsky
President and Chief Executive Officer	$1,300,000	150%
Mark L. Keim
Chief Financial Officer(1)	$650,000	70%
Jeff D. Barlow
Chief Legal Officer and Secretary	$600,000	100%
James E. Woys
Executive Vice President of Health Plan Services	$750,000	70%
Marc S. Russo
Executive Vice President of Health Plans	$650,000	70%
Thomas L. Tran
Former Chief Financial Officer(2)	$700,000	100%
(1) Mr. Keim was the Company’s Executive Vice President of Strategic Planning and Corporate Development until February 17, 2021 when he assumed the role of Chief Financial Officer.
(2) Mr. Tran served as the Company’s Chief Financial Officer until February 17, 2021. Mr. Tran will be retiring effective as of May 31, 2021.
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Employment and Change in Control Agreements
The Company entered into employment agreements with each of Mr. Zubretsky and Mr. Barlow, which provide that such executives’ employment will continue until terminated by the Company, or the executive resigns. Although Messrs. Keim, Tran, and Woys do not have employment agreements with the Company, they each have an employment offer letter that provides for a severance payment for termination of such executive’s employment by the Company without cause. Mr. Tran served as the Company’s chief financial officer until February 17, 2021. Mr. Tran will retire from the Company effective as of May 31, 2021, and has agreed to provide the Company transition services until such date. In appreciation of Mr. Tran’s services to the Company, as well as for transition services as described above, the Company will be providing him a departure arrangement equal to $1,750,000, less applicable withholding taxes.
Termination of Employment Without Cause, Retirement, Disability, or Death
As described below, the employment agreements (or, with respect to Messrs. Keim, Tran, and Woys, such executive’s employment offer letter) provide such executives with certain benefits in the event their employment is terminated by us without cause or the executive resigns for good reason, or if their employment is terminated by us without cause within a certain period of time following a change of control, subject to the executive executing a release in favor of the Company. Additionally, Mr. Zubretsky’s employment agreement also provides for certain benefits which he would be entitled to receive in case of retirement, disability, or death.
The employment agreement with Mr. Zubretsky provides that if he is terminated by us without cause or he resigns for good reason, he will be entitled to receive a cash payment equal to the sum of 150% of his base salary then in effect and 150% of his annual bonus then in effect, accelerated vesting of all time-based equity compensation, and extension of the exercise period for the vested portion of any stock option to three years following his last day of employment. The employment agreement includes confidentiality, non-solicitation, non-competition, and non-disparagement obligations. The non-solicitation and non-competition obligations by their terms expire 18 months after Mr. Zubretsky’s last day of employment with the Company.
Further, pursuant to the employment agreement, if Mr. Zubretsky voluntarily retires at or after age 65, and provided that he gives the Company one year advance notice of his retirement and executes a release of claims in the Company’s favor, upon his retirement he will be entitled to receive accelerated vesting of all time-based equity compensation; accelerated vesting at the target level of any then outstanding awards that are subject to performance-based vesting conditions, and extension of the exercise period for the vested portion of any stock option to three years following his last day of employment. If Mr. Zubretsky’s services are terminated by reason of his death or disability (as defined in his employment agreement), he will be entitled to receive accelerated vesting of all time-based equity compensation and accelerated vesting at the target level of any then outstanding awards that are subject to performance-based conditions.
The employment agreement with Mr. Barlow provides that if his employment is terminated by us without cause or he resigns for good reason, he will be entitled to receive one year’s (1x) base salary, a prorated termination bonus for the year of the employment termination, a cash payment of $50,000 for health and welfare benefits, and accelerated vesting of all time-based equity compensation. The employment agreement defines “termination bonus” as 100% of Mr. Barlow’s base salary then in effect. The employment agreement includes confidentiality, non-solicitation, and non-disparagement obligations. The non-solicitation obligations by their terms expire 12 months after the executive’s last day of employment with the Company.
The employment offer letters for Messrs. Keim, Tran, Mr. Woys provide that if their employment is terminated by the Company without cause, they will be entitled to receive a severance payment equal to 12 times the respective executive officer’s monthly base salary then in effect.
Termination of Employment Without Cause Following a Change of Control
The employment agreement with Mr. Zubretsky further provides that if termination occurs within 24 months following a change of control, he will be entitled to receive a severance payment equal to the sum of 200% of his annual base salary then in effect and 200% of his target annual bonus then in effect, accelerated vesting of all time-based equity compensation, accelerated vesting at the target level of any then outstanding awards that are subject to performance-based vesting conditions, and extension of the exercise period for the vested portion of any stock option to three years following his last day of employment. The employment agreement with Mr. Barlow provides that if termination occurs within one year following a change in control, he will receive all of the benefits he is entitled to receive under his change in control agreement with us. Under the change in control agreement with Mr. Barlow, if his employment is terminated by the Company without cause or is terminated by him for good reason within 12 months of a change in control, we will provide him with a severance payment equal to two times (2x) his
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annual base salary then in effect, plus a pro rata portion of his target bonus for the year of termination (his target bonus being 100% of his annual base salary), full vesting of all unvested equity compensation and 401(k) employer contributions, and a cash payment for all the Company’s group health benefits of $50,000.
The Company’s has adopted a change in control severance plan, as amended to date (the “Change in Control Severance Plan”) pursuant to which all employees with positions of associate vice president and above are entitled to receive certain separation benefits in the event of a termination of employment within two years following a change in control of the Company. The NEOs are entitled to receive such separation benefits under the plan only to the extent that such separation benefits would be in addition to or in excess of the benefits provided under their employment/change of control agreements. Pursuant to such plan, senior vice presidents and above would be entitled to receive two times (2x) their base salary, payment of their annual short-term incentive cash bonus (equal to the fiscal year target bonus opportunity) on a prorated basis based on the date of termination, and full vesting of all unvested equity-based compensation.
The Change in Control Severance Plan provides that a participant’s performance-based equity compensation will vest based upon the greater of: (1) target performance, based on the assumption that such target performance had been achieved, or (2) the projected final achievement of the performance metric through the measurement period, provided that where applicable, such projected final achievement shall be based on straight-line extrapolation of actual achievement (as of the termination date) through the end of the respective performance metric period; except to the extent vesting is determined by reference to any completed fiscal year, then actual performance for such completed fiscal year shall be used.
The Change in Control Severance Plan also provides that if the participant elects continued healthcare coverage under COBRA, the Company will, for a period of up to eighteen (18) months following the participant’s termination of employment, subsidize a portion of the participant’s COBRA premiums in an amount equal to the difference between the full cost for such COBRA coverage and the amount that the participant would be required to pay for such coverage as an active employee.
Change in Control
A “change in control” generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. “Cause” is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. “Good reason” generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, a material relocation of the executive’s principal place of employment from his or her prior place of employment (as set forth in the agreements), or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.
Potential Payments upon Change in Control or Termination
The table below reflects the approximate amount of compensation payable to each of the NEOs of the Company in the event of termination of such executive’s employment under the following scenarios: voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, and involuntary for good reason termination following a change in control, disability, or death. The amounts shown assume that such termination was effective as of December 31, 2020, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The NEOs would receive other payments and benefits to which they were already entitled or vested on such date, including amounts under the Deferred Compensation Plan under the Nonqualified Deferred Compensation Table. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.
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Name & Principal Position	Compensation Components	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Not for Cause or for Good Reason Termination (Change-in-Control) ($)(2)	Disability ($)	Death ($)
Joseph M. Zubretsky	Cash Severance(1)	$—	$—	$4,875,000	$—	$6,500,000	$—	$—
President and Chief Executive Officer	Stock Awards	$—	$62,873,950	$18,817,288	$—	$62,873,950	$62,873,950	$62,873,950
	Health Benefits(3)	$—	$—	$—	$—	$15,875	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$62,873,950	$23,692,288	$—	$69,389,825	$62,873,950	$63,873,950
Mark L. Keim	Cash Severance(1)	$—	$—	$650,000	$—	$1,755,000	$—	$—
Chief Financial Officer(5)	Stock Awards	$—	$—	$—	$—	$9,879,624	$—	$—
	Health Benefits	$—	$—	$—	$—	$23,853	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$—	$650,000	$—	$11,658,477	$—	$1,000,000
Jeff D. Barlow	Cash Severance(1)(4)	$—	$—	$1,200,000	$—	$1,800,000	$—	$—
Chief Legal Officer and Secretary	Stock Awards	$—	$—	$5,824,880	$—	$12,414,557	$—	$—
	Health Benefits	$—	$—	$24,252	$—	$24,252	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$—	$7,049,132	$—	$14,238,809	$—	$1,000,000
James E. Woys	Cash Severance(1)	$—	$—	$750,000	$—	$2,025,000	$—	$—
Executive Vice President of Health Plan Services	Stock Awards	$—	$—	$—	$—	$7,968,269	$—	$—
	Health Benefits	$—	$—	$—	$—	$15,641	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$—	$750,000	$—	$10,008,910	$—	$1,000,000
Marc S. Russo	Cash Severance(1)	$—	$—	$650,000	$—	$1,755,000	$—	$—
Executive Vice President of Health Plans	Stock Awards	$—	$—	$—	$—	$7,499,522	$—	$—
	Health Benefits	$—	$—	$—	$—	$23,853	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$—	$650,000	$—	$9,278,375	$—	$1,000,000
Thomas L. Tran	Cash Severance(1)	$—	$—	$700,000	$—	$2,100,000	$—	$—
Former Chief Financial Officer	Stock Awards	$—	$—	$—	$—	$8,967,439	$—	$—
	Health Benefits	$—	$—	$—	$—	$8,617	$—	$—
	Disability Income	$—	$—	$—	$—	$—	$—	$—
	Life Insurance Benefits	$—	$—	$—	$—	$—	$—	$1,000,000
	Total Value	$—	$—	$700,000	$—	$11,076,056	$—	$1,000,000
(1)The amounts in the table were computed based on the NEOs’ salaries and target short-term bonus opportunity as of December 31, 2020.
(2)For Messrs. Keim, Woys, Russo, and Tran, all amounts reflected in the table for involuntary, not for cause or for good reason termination (change-in-control) represent executive’s payments pursuant to the Company’s amended and restated change in control severance plan.
(3)For Mr. Zubretsky, the amount for health benefits payable upon involuntary, not for cause or good reason termination (change-in-control) represents the amount he would have been entitled to receive for continued health care and dental benefits under the Company’s applicable benefits programs pursuant to the Company’s change in control severance plan.
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(4)Mr. Barlow’s cash severance payable upon involuntary, not for cause or good reason termination (change-in-control) represents the amount he would have been entitled to receive pursuant to the Company’s amended and restated change in control severance plan since that amount is higher than the amount he would be entitled to receive as cash severance pursuant to his employment agreement.
(5)Mr. Keim was the Company’s Executive Vice President of Strategic Planning and Corporate Development until February 17, 2021, when he assumed the role of Chief Financial Officer.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information:
For fiscal 2020, our last completed fiscal year:
•the median of the total direct compensation of all employees of our Company (other than Mr. Zubretsky, our chief executive officer), was $66,986; and
•the total direct compensation of Mr. Zubretsky, our chief executive officer, was $17,812,327.
Based on this information, for fiscal 2020, the ratio of the median of the total direct compensation of all employees (other than the chief executive officer) to the total direct compensation of our chief executive officer was 1 to 266.
Our median employee pay ratio was calculated in accordance with the requirements of item 402(u) of Regulation S-K. With respect to the total direct compensation of our chief executive officer, we used the compensation components reported in our 2020 Summary Compensation Table included in this proxy statement. Our calculation of the total direct compensation of our median employee includes all employees, part-time or full-time, excluding our chief executive officer, who were employed on December 1, 2020. The median employee for the 2020 calculation is a full-time employee.
Pay elements that were included in the total direct compensation calculation for each employee consisted of the following:
•Salary received in fiscal year 2020;
•Short term incentives (cash bonus);
•Long term incentives (equity-based awards);
•Company-paid 401(K) plan match (4%) made in fiscal year 2020; and
•All other compensation (stipends, sign-on bonus, one-time bonus, etc.).
Compensation Committee Interlocks and Insider Participation
The persons listed on page 26 of this proxy statement were the members of the compensation committee during 2020. No member of the compensation committee was a part of a “compensation committee interlock” during 2020 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Joseph M. Zubretsky, no director is a current or former employee of the Company or any of its subsidiaries.
Fiscal Year 2021 Compensation
In February 2021, the compensation committee determined to continue the NEO compensation program for 2021 without material changes to the 2020 NEO compensation program.
Fiscal Year 2021 Base Salaries
Based on peer group compensation levels and the Company’s compensation philosophy, the compensation committee determined to increase the NEOs’ 2021 base salaries as compared to their 2020 base salaries, except for Mr. Woys whose base salary was left unchanged, as indicated in the table below. These base salary increases reflect each individual’s outstanding performance and contributions to the Company’s growth opportunities as well as Mr. Keim assuming the role of Chief Financial Officer.
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	Base Salary
Named Executive Officer	2021	2020	Change ($)	Change (%)
Joseph M. Zubretsky, President and Chief Executive Officer	$1,500,000	$1,300,000	$200,000	15%
Mark L. Keim, Chief Financial Officer (1)	$850,000	$650,000	$200,000	31%
Jeff D. Barlow, Chief Legal Officer and Secretary	$650,000	$600,000	$50,000	8%
James E. Woys, Executive Vice President of Health Plan Services	$750,000	$750,000	$—	—%
Marc S. Russo, Executive Vice President of Health Plans	$700,000	$650,000	$50,000	8%
(1) Mr. Keim was the Company’s Executive Vice President of Strategic Planning and Corporate Development until February 17, 2021 when he assumed the role of Chief Financial Officer.
Fiscal Year 2021 Short-Term Performance-Based Cash Bonus Awards
In February 2021, the compensation committee established the annual short-term performance-based cash bonus opportunity levels and measures for our NEOs. The 2021 annual short-term performance-based cash bonus opportunity levels for Messers. Zubretsky and Barlow were left unchanged from the 2020 levels, and the 2021 annual short-term performance-based cash bonus opportunity levels for Messers. Keim, Woys, and Russo were increased from 70% of base salary to 100% of base salary. Such determination was made by the compensation committee considering several factors including the 2021 Compensation Study.
The 2021 annual short-term performance-based cash bonus awards for the NEOs, other than the chief executive officer, are subject to payout pursuant to the recommendations of the chief executive officer to the compensation committee, as approved by the compensation committee. The compensation committee retains full discretion to alter and determine the short-term performance-based cash bonus amounts for 2021 prior to payout.
The following table sets forth the fiscal year 2021 base salary levels, along with the two bonus elements for the Company’s NEOs:

Named Executive Officer	Base Salary	Target Bonus Opportunity (% of Base Salary)	Company Financial Metric Bonus Opportunity (70% of Target Bonus Opportunity)	Individual Performance Bonus Opportunity (30% of Target Bonus Opportunity)
Joseph M. Zubretsky
President and Chief Executive Officer	$1,500,000	150%	$1,575,000	$675,000
Mark L. Keim
Chief Financial Officer(1)	$850,000	100%	$595,000	$255,000
Jeff D. Barlow
Chief Legal Officer and Secretary	$650,000	100%	$455,000	$195,000
James E. Woys
Executive Vice President of Health Plan Services	$750,000	100%	$525,000	$225,000
Marc S. Russo
Executive Vice President of Health Plans	$700,000	100%	$490,000	$210,000
(1) Mr. Keim was the Company’s Executive Vice President of Strategic Planning and Corporate Development until February 17, 2021 when he assumed the role of Chief Financial Officer.
Fiscal Year 2021 Long-Term Equity-Based Incentive Compensation Awards
Effective as of March 1, 2021, the NEOs were granted long-term incentive awards in the form of performance stock units (“PSUs”) and restricted stock, with the actual PSUs and restricted stock share numbers being determined by using the closing price of the Company’s common stock as of that same March 1, 2021 grant date of $222.24.
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The compensation committee determined that 60% of the long-term incentive award to the NEOs shall be in the form of PSUs subject to vesting based on achievement of a single Company financial metric, which if achieved would be payable at the respective levels on March 1, 2024. Upon vesting the PSUs will be settled by the issuance of shares of common stock of the Company.
The compensation committee determined that the balance of 40% of the total long-term incentive awards to the NEOs shall be in the form of time-vested restricted stock awards. These awards are subject to vesting in equal one-third increments over three years, on each of March 1, 2022, March 1, 2023, and March 1, 2024.
A detailed schedule of the equity-based awards granted to each of the NEOs is set forth in the table below.

	Performance Stock Units		Restricted Stock Awards
Named Executive Officer	PSUs (#)	PSUs ($)	RSAs Total (#)	RSAs Total ($)	Total (#)	Total ($)
Joseph M. Zubretsky	40,497	$9,000,053	26,998	$6,000,036	67,495	$15,000,089
Mark L. Keim	9,449	$2,099,946	6,300	$1,400,112	15,749	$3,500,058
Jeff D. Barlow	6,749	$1,499,898	4,500	$1,000,080	11,249	$2,499,978
James E. Woys	6,749	$1,499,898	4,500	$1,000,080	11,249	$2,499,978
Marc S. Russo	6,074	$1,349,886	4,050	$900,072	10,124	$2,249,958

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Proposal 3 - Ratification of the Appointment of Independent Registered Public Accounting Firm
Appointment
The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2020. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2021 and is submitting this matter to our stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by our stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Audit Committee Report
The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.
The Board of Directors has determined that all four members of the committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for performing the integrated independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.
The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020 with management, the internal auditors, and the Company’s independent auditors.
The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence, and satisfied itself as to the auditors’ independence.
The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
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Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (“Annual Report”) for filing with the SEC.

Audit Committee
Steven J. Orlando, CPA (inactive), Chair
Barbara L. Brasier, CPA (inactive)
Richard M. Schapiro
Richard C. Zoretic
January 27, 2021

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Audit Committee’s Evaluation and Oversight of Independent Auditors
The audit committee engaged Ernst & Young LLP (“EY”) as our independent auditors for the year ending December 31, 2020. The audit committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit our financial statements. In order to assure the continuing independence of our auditors, the audit committee periodically evaluates whether there should be a regular rotation of the independent audit firm. The committee ensures that the mandated rotation of EY’s personnel occurs routinely and is directly involved in the selection of EY’s lead engagement partner.
Evaluation of Independent Auditors
The audit committee annually evaluates the performance of our independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the audit committee in deciding whether to retain the independent auditors include:
•EY’s national capabilities;
•EY’s technical expertise and knowledge of the Company’s operations and industry;
•the quality and candor of EY’s communications with the audit committee and management;
•EY’s independence;
•the quality and efficiency of the services provided by EY, including input from management on EY’s performance and how effectively EY demonstrated its independent judgment, objectivity and professional skepticism;
•external data on audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
•the appropriateness of EY’s fees, EY’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure EY’s continued independence.
The benefits of EY’s longer tenure include the following:
•Enhanced audit quality - EY’s significant institutional knowledge and deep expertise of the Company’s business, accounting policies and practices and internal control over financial reporting enhance audit quality.
•Competitive fees - because of EY’s familiarity with the Company, audit and other fees are competitive compared to EY’s peer companies.
•Avoidance of costs associated with new auditor - engaging new independent auditors would be costly and require a significant time commitment which could lead to management distractions.
Additionally, the Company already has in place controls and processes that help ensure EY’s continued independence:
•Audit Committee oversight - oversight includes regular private sessions with EY, discussion with EY about the scope of audit and business imperatives, a comprehensive annual evaluation when determining whether to reengage EY, and direct involvement by the audit committee and its chair in the selection of the lead assurance engagement partner and coordinating partner in connection with the mandated rotation of these positions.
•Limits on non-audit services - the audit committee pre-approves audit and permissible non-audit services provided by EY in accordance with its pre-approval policy.
•EY’s internal independence process - EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account and rotates the lead assurance engagement partner and other partners on the engagement consistent with independence requirements. A new lead engagement partner was designated in 2019.
•Strong regulatory framework - EY, as an independent registered public accounting firm, is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.
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Oversight of Independent Auditors

In its meetings with EY’s representatives, the audit committee asks them to address, and discusses their responses to, several questions that the audit committee believes are particularly relevant to its oversight.
These questions include:
•Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the independent auditors prepared and been responsible for the financial statements?
•Based on the independent auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?
•Based on the independent auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?
The audit committee believes that asking these questions to help focus its discussions with EY promotes a more meaningful dialogue that provides a basis for its oversight judgment.
The audit committee also discussed with the independent auditors those matters required to be discussed by the auditors with the audit committee under the rules adopted by the PCAOB. The audit committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence, and has discussed with the independent auditors their independence. The audit committee considered with the independent auditors whether the provision of non-audit services provided by them to the Company during 2020 was compatible with their independence.
Fees Paid to Independent Registered Public Accounting Firm
Ernst & Young LLP served as our independent registered public accountant during 2020 and 2019. Fees earned by Ernst & Young LLP for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
	(In thousands)
Audit Fees(1)
Integrated audit of the financial statements and internal control over financial reporting	$4,821	$4,309
Quarterly reviews	272	267
Total audit fees	5,093	4,576
Audit-Related Fees(2)
State agreed-upon procedures report and audit work paper review	—	20
Service Organization Control 1 audits	358	281
Total audit-related fees	358	301
Tax Fees(2)
Federal and state hiring incentives	50	50
Routine on-call advisory services	17	18
Tax advisory services	15	81
Total tax fees	82	149
Total Fees	$5,533	$5,026
(1)Includes fees related to the fiscal year audit and interim reviews, notwithstanding when the fees were billed or when the services were rendered.
(2)Includes fees for services rendered from January through December of the fiscal year, notwithstanding when the fees were billed.
The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the independent registered public accountant’s independence.
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The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below. For each proposed service, the independent auditors are required to provide detailed supporting documentation at the time of approval to permit the audit committee to make a determination whether the provision of such service would impair the independent auditors’ independence.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The audit committee has also delegated to the chairman of the audit committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee. All audit-related fees and tax fees for 2020 were pre-approved by the audit committee or the audit committee chairman.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms they file pursuant to Section 16(a). Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2020, each of our officers, directors, and greater than 10% stockholders complied with all such filing requirements on a timely basis.

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Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Management
The following table sets forth the shares of Molina Healthcare common stock beneficially owned as of March 9, 2021 by (i) each of our named executive officers, (ii) each of our directors and nominees for directors, and (iii) our executive officers, directors, and nominees for directors as a group. Percentage ownership calculations are based on 58,381,480 shares outstanding as of March 9, 2021.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors, Nominees for Directors, and Executive Officers:
Joseph M. Zubretsky(2)	572,662	*
Mark L. Keim	36,191	*
Jeff D. Barlow	80,162	*
James E. Woys	50,430	*
Marc S. Russo	18,155	*
Maurice S. Hebert	5,132	*
Stephen H. Lockhart(3)	—	*
Daniel Cooperman(4)	18,429	*
Richard M. Schapiro	13,994	*
Ronna E. Romney(5)	18,520	*
Dale B. Wolf(6)	21,143	*
Barbara L. Brasier	2,828	*
Steven J. Orlando(7)	22,675	*
Richard C. Zoretic	4,099	*
Garrey E. Carruthers(8)	5,173	*
All executive officers, directors, and nominees for directors as a group (15 persons)**	869,593	1.49%
*    Denotes less than 1%.
**    Includes all Section 16 reporting persons.
(1)As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days of March 9, 2021. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.
(2)Mr. Zubretsky holds 375,000 options, with 375,000 options to purchase exercisable within 60 days of March 9, 2021.
(3)Mr. Lockhart is nominated as a Class I Director beginning May 6, 2021.
(4)Consists of: 3,429 shares and 15,000 options.
(5)All shares held by Ronna Romney Revocable Trust.
(6)Consists of: 6,143 shares and 15,000 options.
(7)Consists of: 21,175 shares held by Orlando Family Trust and 1,500 shares held by Mr. Orlando’s 401(k) plan.
(8)All shares held by Carruthers Family Revocable Trust. Mr. Carruthers will retire from the Board on May 6, 2021.
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Security Ownership of Principal Stockholders
The following table provides information about stockholders known to us to beneficially own more than five percent (5%) of Molina Healthcare’s outstanding shares of common stock, based solely on the information filed by such stockholders in 2021 for the year ended December 31, 2020 on Schedule 13G under the Exchange Act.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Other Principal Stockholders:
T. Rowe Price Associates, Inc.(1)	4,175,958	7.15%
The Vanguard Group(2)	5,349,049	9.16%
BlackRock, Inc.(3)	5,576,767	9.55%
Renaissance Technologies LLC/Renaissance Technologies Holding Corporation(4)	3,100,365	5.31%
Capital World Investors(5)	5,780,605	9.90%
(1)Based on the Schedule 13G/A filed by such stockholder on February 16, 2021. Such stockholder’s address is 100 East Pratt Street, Baltimore, Maryland 21202.
(2)Based on the Schedule 13G/A filed by such stockholder on February 8, 2021. Such stockholder’s address is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)Based on the Schedule 13G/A filed by such stockholder on January 19, 2021. Such stockholder’s address is 55 East 52nd Street, New York, NY 10055.
(4)Based on the Schedule 13G/A filed by such stockholder on February 11, 2021. Such stockholder’s address is 800 Third Avenue, New York, NY 10022.
(5)Based on the Schedule 13G/A filed by such stockholder on February 16, 2021. Such stockholder’s address is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
Securities Authorized for Issuance Under Equity Compensation Plans
(as of December 31, 2020)

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Plan Category
Equity compensation plans approved by security holders	405,000 (1)	$64.79	4,892,234 (2)
(1)Options to purchase shares of our common stock under the 2019 Equity incentive Plan.
(2)Includes shares remaining available to issue under the 2019 Equity Incentive Plan, and the 2019 Employee Stock Purchase Plan.
Management Analysis of Material Effects of Compensation Plans
Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.
Householding
Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain
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stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2021 or in the future, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge Financial Solutions, Inc. at the address set forth above, if they are record holders.
Other Matters
The Board of Directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Dale B. Wolf
Chairman of the Board
Dated: March 22, 2021
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Questions and Answers About our Annual Meeting
How many votes are needed for each proposal and what are the effects of abstentions, broker non-votes, and unmarked proxy cards?

Proposal	Votes Required for Approval	Effect of Abstention	Broker Non-Votes	Unmarked/Signed Proxy Cards
To elect three Class I and three Class III directors to hold office until the 2022 annual meeting.(1) (Proposal 1 on the proxy card)	The number of votes cast “For” a nominee exceed the number of votes cast “Against” that nominee(2)	No effect	Not voted, No effect(3)	Counted as “For”
To consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers. (Proposal 2 on the proxy card)	Majority of shares present in person or by proxy and entitled to vote	Counted as “Against”	Not voted, No effect(3)	Counted as “For”
To ratify the appointment of Ernst & Young LLP (Proposal 3 on the proxy card)	Majority of shares present in person or by proxy and entitled to vote	Counted as “Against”	Counted as “Against”(4)	Counted as “For”
(1) The Company’s bylaws provide for a majority vote standard for an uncontested election of directors (i.e., an election where the number of nominees for director does not exceed the number of directors to be elected).
(2) If an incumbent director is not elected due to failure to receive a majority of the votes cast, and his or her successor is not otherwise elected and qualified, such director shall tender his or her offer of resignation promptly following the certification of the election results. Within 90 days from the certification of the vote, the corporate governance and nominating committee will make a recommendation to the Board of Directors with respect to any such tendered resignation, and the Board of Directors will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it.
(3) Proposals 1 and 2 are not considered routine matters under the NYSE rules, and brokers are not permitted to vote on such proposals if the beneficial owners fail to provide voting instructions.
(4) Proposal 3 is considered a routine matter under the NYSE rules, and brokers are permitted to vote in their discretion on such proposal if the beneficial owners fail to provide voting instructions.
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Who is soliciting my vote?
The Board of Directors of Molina Healthcare, Inc. is soliciting your vote at the 2021 annual meeting of Molina Healthcare’s stockholders, which this year will be a completely “virtual meeting” held on the Internet.
What will I be voting on?
You will be voting on the following matters:
1.The election of three Class I and three Class III directors to hold office until the 2022 annual meeting;
2.The compensation of our named executive officers (as an advisory vote);
3.The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021; and
4.Any other matters properly brought before the meeting or any adjournment or postponement thereof.
Why did I not receive my proxy materials in the mail?
As permitted by rules of the SEC, we are making this proxy statement and our Annual Report available to our stockholders electronically via the Internet. The “e-proxy” process expedites your receipt of proxy materials and lowers the costs and reduces the environmental impact of the annual meeting.
On or about March 22, 2021, we mailed to stockholders of record as of the close of business on March 9, 2021 a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.
How many votes do I have?
You will have one vote for every share of our common stock you owned on March 9, 2021, which is the record date for the annual meeting.
How many votes can be cast by all stockholders?
58,381,480 consisting of one vote for each share of our common stock that was outstanding on the record date. There is no cumulative voting.
How many votes must be present to hold the meeting?
A majority of the votes that can be cast, or 29,190,741 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.
How do I vote?
You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy, you must:
•fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;
•vote by telephone (instructions are on the proxy card); or
•vote by Internet (instructions are on the proxy card).
To ensure that your vote is counted, please remember to submit your vote by May 5, 2021, the day before the annual meeting.
If you want to vote in person at the annual meeting and you hold your shares through a securities broker (that is, in street name), you must obtain a proxy from your broker and provide that proxy at the meeting.
How can I vote my shares in person and participate at the Annual Meeting?
This year’s annual meeting will be held entirely online. Stockholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/MOH2021. To participate in the annual meeting, you will need the 16‐digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the annual meeting. However, even if you plan to attend the annual meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the annual meeting.

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What will I need in order to attend the Annual Meeting?
You are entitled to attend the virtual annual meeting only if you were a stockholder of record as of March 9, 2021, the record date for the Annual Meeting, or you hold a valid proxy for the Annual Meeting. You may attend the annual meeting, vote, and submit a question during the annual meeting by visiting www.virtualshareholdermeeting.com/MOH2021 and using your 16‐digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.
Can I change my vote or revoke my proxy?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in at the annual meeting, you can request that your previously submitted proxy not be used.
What if I do not vote for the three proposals listed on my proxy card?
If you return a signed proxy card without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted as follows:
1.For the six director nominees listed on the card;
2.For the approval, on a non-binding, advisory basis, the compensation of our named executive officers; and
3.For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.
Can my broker vote my shares for me on each of the proposals?
Proposals 1 and 2 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on such proposals if the beneficial owners fail to provide voting instructions. Please vote your proxy so your vote can be counted.
Proposal 3 is considered a routine matter under the NYSE rules on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions.
Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?
If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposals 1 and 2 are not discretionary items. However, Proposal 3 (to ratify the appointment of Ernst & Young LLP) is a discretionary item, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for such proposal.
If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.
Could other matters be decided at the annual meeting?
We do not know of any other matters that will be considered at the annual meeting. If any other matters are properly brought before the meeting (including any adjournment or postponement thereof), the proxies will be voted at the discretion of the proxy holders.
What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
How can I access Molina Healthcare’s proxy materials and 2020 Annual Report electronically?
This proxy statement and our Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and this proxy statement and our Annual Report can be found under the heading “Annual Reports, Filings & Statements.”
Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your shares through a
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bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access the proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.
Where can I find the voting results?
We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system maintained by the SEC, at www.sec.gov. Information on our website does not constitute part of this proxy statement.
Who pays the costs of the annual meeting and the solicitation of proxies?
Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities.
How can I present a proposal for next year’s annual meeting?
Stockholder proposals (excluding nominations for director), submitted for inclusion in our proxy statement for our next annual meeting of stockholders must comply with the applicable requirements of Rule 14a-8 under the Exchange Act, and must be delivered in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive written notice of such proposal no later than November 22, 2021.
Pursuant to our bylaws, stockholders wishing to present any proposal, including nominations for director, for consideration at our next annual meeting of stockholders (but not include it in our proxy statement for our 2022 annual meeting of stockholders) must provide written notice of such proposal to our Corporate Secretary between January 9, 2022 and February 8, 2022, and comply with the other applicable provisions of our bylaws.
Eligible stockholders also have the ability to submit director nominees for inclusion in our proxy statement at the 2022 annual meeting of stockholders.  As described in our bylaws, to be eligible, stockholders must have owned at least three percent (3%) of our shares of common stock for at least three (3) years.  Up to twenty (20) stockholders will be able to aggregate for this purpose.  Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than October 23, 2021 and no later than November 22, 2021.
All stockholder proposals must be submitted to our Corporate Secretary at our principal executive offices at 200 Oceangate, Suite 100, Long Beach, California 90802 by the applicable dates specified above. You can obtain a copy of our bylaws by writing to our Corporate Secretary at the foregoing address.
Where can I obtain a copy of the Annual Report?
If you received these materials by mail, you should have also received with them our Annual Report. Our Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears in Part II, Item 5, under the subheading “Stock Performance Graph,” of our Annual Report.
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MOLINA HEALTHCARE, INC.
200 OCEANGATE, STE 100
LONG BEACH, CA 90802-4517
ATTN: JOSEPH M. ZUBRETSKY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MOH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36291-P48566 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOLINA HEALTHCARE, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect six directors to hold office until the 2022 Annual Meeting.

Nominees:	For	Against	Abstain
1a. Daniel Cooperman (Class I)	☐	☐	☐
1b. Stephen H. Lockhart (Class I)	☐	☐	☐
1c. Richard M. Schapiro (Class I)	☐	☐	☐
1d. Ronna E. Romney (Class III)	☐	☐	☐
1e. Dale B. Wolf (Class III)	☐	☐	☐
1f. Joseph M. Zubretsky (Class III)	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D36292-P48566

MOLINA HEALTHCARE, INC.
Annual Meeting of Stockholders
May 6, 2021 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff D. Barlow and Burt B. Park, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Molina Healthcare, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held www.virtualshareholdermeeting.com/MOH2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IF VOTING BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be marked, signed and dated on reverse side